EXHIBIT 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

ENZO LIFE SCIENCES, INC.,

ENZO LIFE SCIENCES ACQUISITION, INC.,

ASSAY DESIGNS, INC.,

AMPERSAND 2001 LIMITED PARTNERSHIP

and

AMPERSAND 2001 COMPANION FUND LIMITED PARTNERSHIP

Dated: As of March 12, 2009

ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1
1.1	Defined Terms	1
1.2	Other Defined Terms	10

ARTICLE II. PURCHASE AND SALE OF ASSETS		12
2.1	Transfer of Assets	12
2.2	Assumption of Liabilities	12
2.3	Excluded Liabilities	13
2.4	Consideration	15
2.5	Purchase Price Adjustment	16
2.6	Closing Costs; Transfer Taxes and Fees	18

ARTICLE III. CLOSING		18
3.1	Closing	18
3.2	Conveyances at Closing	19

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER		21
4.1	Organization of Seller	21
4.2	Subsidiaries	22
4.3	Authorization	22
4.4	Absence of Certain Changes or Events	22
4.5	Title to Assets	23
4.6	Real Property	24
4.7	Contracts and Commitments	25
4.8	Permits	26
4.9	No Conflict or Violation	27
4.10	Third Party Consents	27
4.11	Financial Statements	27
4.12	Books and Records	27
4.13	Litigation	28
4.14	Labor Matters	28
4.15	Liabilities	28
4.16	Compliance with Law	29
4.17	Proprietary Rights	29
4.18	Employee Plans	30
4.19	Transactions with Certain Persons	33
4.20	Tax Matters	33
4.21	Insurance	34
4.22	Accounts Receivable	34
4.23	Inventory	34

i

4.24	Purchase Commitments and Outstanding Bids	35
4.25	Payments	35
4.26	Customers, Distributors and Suppliers	35
4.27	Compliance With Environmental Laws	35
4.28	Solvency	38
4.29	No Brokers	38
4.30	No Other Agreements to Sell the Assets or Capital Stock	38
4.31	Material Misstatements Or Omissions	38

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PRINCIPAL
STOCKHOLDERS		38
5.1	Organization of Principal Stockholders	39
5.2	Authorization	39
5.3	No Conflict or Violation; Consents	39
5.4	No Brokers	39
5.5	Litigation	39
5.6	Solvency	40
5.7	No Other Agreements to Sell Assets or Capital Stock	40
5.8	Notices	40
5.9	Material Misstatements or Omissions	40

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES		41
6.1	Organization of Buyer Parties	41
6.2	Authorization	41
6.3	No Conflict or Violation; Consents	41
6.4	No Brokers	42
6.5	Litigation	42
6.6	Available Cash	42
6.7	Material Misstatements Or Omissions	42

ARTICLE VII. COVENANTS OF THE PARTIES		42
7.1	Non-Competition	42
7.2	Employee Matters	43
7.3	Consents	44
7.4	Termination of Seller’s 401(k) Profit-Sharing Plan	44

ARTICLE VIII. CONDITIONS TO SELLER’S OBLIGATIONS		45
8.1	Representations, Warranties and Covenants	45
8.2	Governmental Consents; Regulatory Compliance	45
8.3	No Actions, Court Orders or Regulations	45
8.4	Buyer Closing Actions and Deliverables	46

ARTICLE IX. CONDITIONS TO BUYER’S OBLIGATIONS		46
9.1	Representations, Warranties and Covenants	46
9.2	Governmental Consents; Regulatory Compliance	46
9.3	No Actions, Court Orders or Regulations	47
9.4	Third Party Consents	47

9.5	Permits	47
9.6	Hired Employees	47
9.7	Repayment of Seller Indebtedness	47
9.8	Seller Closing Actions and Deliverables	48

ARTICLE X. ACTIONS BY SELLER PARTIES AND BUYER PARTIES AFTER THE CLOSING
10.1	Collection of Accounts Receivable and Letters of Credit	48
10.2	Books and Records	48
10.3	Survival of Representations, Warranties, Covenants and Agreements	49
10.4	Indemnifications	50
10.5	Indemnification Holdback Amount as Exclusive Source of Payment	55
10.6	Release and Payment of Indemnification Holdback Amount	55
10.7	Taxes	57
10.8	No Solicitation	58
10.9	Change of Name	58
10.10	Further Assurances	59

ARTICLE XI. MISCELLANEOUS		59
11.1	Assignment	59
11.2	Notices	59
11.3	Choice of Law	60
11.4	Entire Agreement; Amendments and Waivers	60
11.5	Multiple Counterparts; Facsimile or Electronic Signatures	60
11.6	Expenses	61
11.7	Invalidity	61
11.8	Titles; Gender	61
11.9	Public Statements and Press Releases	61
11.10	Confidential Information	61
11.11	Remedies	63
11.12	Consent to Jurisdiction; Venue; Service of Process	63
11.13	Waiver of Jury Trial	64
11.14	Construction	64
11.15	Disclosure Schedule	65

EXHIBITS

Exhibit
A	Form of Bill of Sale	A-1
B	Form of Assignment and Assumption of Lease	B-1
C	Form of Assignment and Assumption Agreement	C-1
D	Form of Intellectual Property and Domain Name Assignment	D-1
E	Form of Escrow Agreement	E-1
F	Form of Interim Employment Agreement	F-1
G	Form of Employment Agreement	G-1
H	Form of Consultancy Agreement	H-1

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this “Agreement”), dated as of March 12, 2009, is by and among ENZO LIFE SCIENCES, INC., a New York corporation (“Parent”), ENZO LIFE SCIENCES ACQUISITION, INC., a New York corporation and a wholly owned subsidiary of Parent (“Buyer”, and together with Parent, the “Buyer Parties”), ASSAY DESIGNS, INC., a Delaware corporation (“Seller”), AMPERSAND 2001 LIMITED PARTNERSHIP, a Delaware limited partnership and a stockholder of Seller (“Ampersand LP”), and AMPERSAND 2001 COMPANION FUND LIMITED PARTNERSHIP, a Delaware limited partnership and a stockholder of Seller (“Ampersand CF LP”, and together with Ampersand LP, the “Principal Stockholders”). The Principal Stockholders and the Seller are collectively referred to herein as the “Seller Parties”. The Buyer Parties and the Seller Parties are collectively referred to herein as the “Parties.”

RECITALS

     A. Seller is engaged in the Business (as defined below), which is composed of assets and liabilities that are currently owned by or licensed to Seller. The Principal Stockholders, together, are the record and beneficial owners of a majority of the outstanding Capital Stock (as defined below) of Seller.

     C. Seller desires to sell, transfer, assign, convey and deliver to Buyer, and Buyer desires to purchase and acquire, all of the rights, title and interests in and to the Assets (as defined below), all upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

     NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

     1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

     “Acquired Employee Plan” shall mean each Employee Plan that is sponsored and maintained by Seller and is set forth on Schedule 1.1 of the Disclosure Schedule.

     “Action” shall mean any action, claim, suit, litigation, proceeding (judicial or administrative), labor dispute, mediation, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice, charge or complaint.

     “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

     “Ancillary Agreements” shall mean all agreements, certificates and instruments being or to be executed and delivered by the Parties under this Agreement or in connection herewith, including the Bill of Sale, each Assignment and Assumption of Lease, the Assignment and Assumption Agreement, one or more Intellectual Property and Domain Name Assignments, the Escrow Agreement, the Interim Employment Agreements, the Employment Agreements and the Consultancy Agreement, the forms of which are attached hereto as Exhibits.

     “Assets” shall mean all of Seller’s right, title and interest in and to the business, properties, assets and rights of every kind, nature and description, whether tangible or intangible, real, personal or mixed, known or unknown, that are used in connection with, or related to, the Business, including all of the right, title and interest in and to the following, but excluding therefrom the Excluded Assets:

           (a) all trade accounts receivable and other rights to payment owed to Seller or to the Business and all other accounts or notes receivable (whether current or noncurrent), refunds, security deposits, deferred charges, prepayments, advance payments or prepaid expenses (including any prepaid rents and prepaid insurance premiums relating to any Acquired Employee Plan, but excluding other prepaid insurance premiums) of Seller or the Business, together with, in each case, the full benefit of all security interests therein and all claims, remedies and other rights related to the foregoing;

          (b) all Assumed Contracts;

          (c) all Leases;

          (d) all Leasehold Estates;

          (e) all Leasehold Improvements;

          (f) all Fixtures and Equipment;

          (g) all Inventory;

          (h) all Books and Records;

          (i) all Proprietary Rights relating to or used in the Business;

           (j) all Permits that under applicable Regulations may be assigned to Buyer or one of its Affiliates;

          (k) all Acquired Employee Plans and all assets related thereto;

           (l) all of Seller’s available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;

           (m) all of Seller’s rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets;

           (n) all of Seller’s claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including any liens, security interests, pledges or other rights to payment or to enforce payment, in each case in connection with products delivered by Seller on or prior to the Closing Date;

           (o) all of Seller’s rights to the names associated with the Business, including “Assay Designs” and “Stressgen”; and

          (p) all goodwill relating to the Business or the Assets.

     “Assumed Contracts” shall mean all of the Contracts, and Seller’s rights and obligations thereunder, that are either (a) listed on Schedule 2.2(b) or (b) constitute outstanding customer purchase orders for amounts less than $20,000.

     “Audited Financial Statements” shall mean the audited Balance Sheets dated September 30, 2008, September 30, 2007 and September 30, 2006, and the related audited statements of operations, stockholders’ deficit, and cash flow for the years then ended.

     “Balance Sheet” shall mean the balance sheet of Seller at the date indicated thereon, together with the notes thereto.

     “Balance Sheet Date” shall mean September 30, 2008.

     “Books and Records” shall mean all books and records of Seller relating to the Assets or the Business, including (a) all records and lists of Seller pertaining to the Assets, (b) all records, lists and files pertaining to the Business, customers, suppliers or personnel of Seller, (c) all product, business and marketing plans of Seller and (d) all books, ledgers, files, reports, plans, data, manuals, drawings, and operating records of every kind maintained by Seller, including in each case all computer software and data in computer readable and/or human readable form used to maintain such Books and Records together with the media on which such software and data are stored and all documentation related thereto, but excluding all of the Excluded Records.

     “Business” shall mean the Seller’s business of researching, developing, manufacturing, distributing, marketing and selling specialty immunological and biochemical protein detection kits, assays, reagents, antibodies, recombinant proteins and related products and providing related services for use in the biotechnology, pharmaceutical and life sciences research industries.

     “Business Day” shall mean a day other than Saturday, Sunday or any other day on which commercial banks are authorized or required to close in New York, New York.

     “Capital Stock” shall mean shares or interests (however designated and whether equity or voting) of capital stock of a corporation, any and all other ownership or equity interests in a

Person (other than a corporation) and any and all warrants, options or other securities exercisable or exchangeable for, or convertible into, any of the foregoing.

     “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

     “Contract” shall mean any agreement, contract, note, bond, loan, evidence of indebtedness, purchase order, sales order, letter of credit, mortgage, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, deed of trust, obligation or commitment to which Seller is a party or by which Seller or any of the Assets is bound and which relates to the Business or the Assets, whether oral or written, but excluding all Leases.

     “Copyrights” shall mean mask works, rights of publicity, and copyrights in works of authorship of any type, in any medium and whether or not completed, published, or used, including without limitation compilations, databases, drafts, plans, sketches, layouts, copy, designs, artwork, printed or graphic matter, promotions, video, films, photographs, illustrations, slides, musical compositions, mechanicals, audio and video recordings and other audiovisual works, transcriptions, software, website content, packaging and advertising materials and derivative works, translations, adaptations, or combinations of any of the foregoing used in the Business, registrations and applications for registration thereof throughout the world, and all unregistered copyrights and all rights therein provided by or interests accruing by reason of international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith.

     “Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state, local or foreign court or governmental agency, department or authority or arbitral body that is binding on any Person or its property.

     “Current Assets” shall mean, without duplication, the sum of all of the line items set forth on the applicable Balance Sheet to the extent that such items would be classified under GAAP as current assets on the balance sheet of a company conducting a business the same or similar to the Business, after deducting appropriate and adequate reserves therefrom (which reserves are proper in accordance with GAAP), but excluding all Excluded Assets.

     “Current Liabilities” shall mean, without duplication, the sum of all of the line items set forth on the applicable Balance Sheet to the extent that such items would be classified under GAAP as current liabilities on the balance sheet of a company conducting business the same or similar to the Business, but excluding all Excluded Liabilities.

     “Default” shall mean (a) a breach of or default under any Contract or Lease, (b) the occurrence of an event that with or without the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Lease, or (c) the occurrence of any event that with or without the passage of time or the giving of notice or both would give rise to a right of, or result in, termination, suspension or acceleration under, any Contract or Lease.

     “Disclosure Schedule” shall mean the disclosure schedule delivered by Seller to the Buyer Parties and dated as of the date hereof which sets forth the exceptions to and the disclosures required by the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

     “Domain Names” shall mean all URL registrations for Internet websites.

     “Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, license, adverse claim, preferential arrangement, restrictive covenant, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

     “Environment” shall mean the air, surface water, ground water or soil.

     “Environmental Liabilities” shall mean all Liabilities for or pertaining to the use, generation, storage, transportation, disposal or release into the Environment of, or human exposure to, any Hazardous Substance, and any violation of an Environmental Law (as defined in Section 4.27), and include Liabilities for remediation, toxic torts, worker health and safety-related matters, medical monitoring, and natural resource damages.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     “Excluded Assets” shall mean:

           (a) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including any liens, security interests, pledges or other rights to payment or to enforce payment, in each case to the extent related to or arising from the Excluded Liabilities or any other Excluded Asset;

           (b) all insurance, warranty and condemnation proceeds with respect to damage, non-conformance of or loss insofar as they relate to any Excluded Liability or any other Excluded Asset;

          (c) all Excluded Contracts;

           (d) all Permits that under applicable Regulations may not be assigned to the Buyer Parties or one of their Affiliates;

          (e) all Excluded Records;

           (f) all assets of Seller’s Employee Plans, excluding all assets of the Acquired Employee Plans;

           (g) all cash and cash equivalents held by Seller (either directly or in accounts with any banking or similar institution) and all bank accounts of Seller; and

           (h) all refunds or credits of Taxes due Seller by reason of its ownership of the Assets or the operation of the Business to the extent attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date and not included as part of the Current Assets on the Closing Balance Sheet.

     “Excluded Contracts” shall mean:

           (a) all employment, severance, retention, termination, change-in-control or similar agreements or arrangements, whether oral, written or implied, including Contracts (A) to employ or terminate executive officers or other personnel of Seller and other contracts with present or former officers, directors, employees, consultants or stockholders of Seller or (B) that will result in the payment by, or the creation or acceleration of any Liability to pay on behalf of, any Buyer Party or Seller of any severance, termination, retention, “stay-put”, change-in-control, “golden parachute” or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

          (b) all labor or union Contracts;

          (c) all Contracts (including any buy-sell and cross-indemnity agreements) solely between stockholders of Seller and Seller;

          (d) this Agreement and the Ancillary Agreements and the rights of the Seller Parties hereunder and thereunder, as well as Seller’s rights and interests in and to all correspondence and documents, including confidentiality agreements, entered into by one or more Buyer Parties or any of their respective Affiliates for the benefit of Seller in connection with the sale of the Business;

          (e) all Seller’s Employee Plans, excluding all Acquired Employee Plans;

          (f) all Insurance Policies (including prepaid insurance premiums other than prepaid insurance premiums relating to any Acquired Employee Plan); and

          (g) all promissory notes, loans, agreements, credit facilities, indentures, evidences of indebtedness, letters of credit, guarantees, or other similar instruments relating to an obligation to pay money, between Seller, on the one hand, and any other Person (including any Representative of any Seller Party), on the other hand, whether Seller shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged, but excluding the capital lease agreements set forth on Schedule 4.7(a).

     “Excluded Records” shall mean any and all of the following: (i) minute books, stock books, personnel records (other than the personnel records relating to the Hired Employees), Tax Returns and related Tax records and files of Seller, and other documents relating to the organization, maintenance and existence of Seller as a corporate entity (including Seller’s Restated Certificate of Incorporation, as amended, and Bylaws and all stockholder records relating to or evidencing the ownership of Capital Stock of Seller) and (ii) Seller’s rights and interests in all information, files, records, data, plans, contracts and recorded knowledge related to or used in connection with the Business, in the case of this clause (ii) only to the extent that the foregoing (1) relate solely to the Excluded Assets, (2) relate to the Excluded Assets and can be easily separated from the Assets and are privileged or are otherwise subject to third-party privacy rights, including materials that are protected by the attorney-client privilege or attorney work product doctrine, and only to the extent such do not relate to the Assets, the Business or the Assumed Liabilities or (3) are solely written materials that Seller is required by law to retain and of which Seller shall have provided a copy to the Buyer Parties.

     “Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns, dies, computer hardware, spare parts and other tangible personal property owned by Seller and used in connection with the Business, wherever located and including any such Fixtures and Equipment in the possession of any of Seller’s suppliers, including all warranty rights with respect thereto.

     “Governmental Consents” shall mean all consents, approvals, authorizations, Permits or waivers of, declarations or notices to, and filings and registrations with, all domestic or foreign public, governmental or regulatory bodies or authorities that are (a) required in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated by this Agreement or (b) necessary to enable the Buyer Parties to conduct the Business after the Closing Date substantially in the same manner as the Business was conducted by Seller before the Closing Date.

     “Insurance Policies” shall mean the insurance policies related to the Assets, the Business or its employees listed on Schedule 4.21.

     “Inventory” shall mean all of the inventory held for sale by Seller and all of the raw materials, work in process, finished products, wrapping, supply and packaging items and similar items with respect to the Business held by Seller, in each case wherever the same may be located.

     “IT Assets” shall mean all computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment (including any such assets as may be used to support any electronic information and ordering web-based or virtual platform) owned or licensed by Seller and related to or used in connection with the Business, wherever located, and all associated documentation.

     “Leased Real Property” shall mean all real property leased or licensed to Seller, or to which Seller has any other rights, under the Leases.

     “Leasehold Estates” shall mean all of Seller’s rights and obligations as lessee under the Leases.

     “Leasehold Improvements” shall mean all leasehold improvements situated in or on the Leased Real Property and owned by Seller.

     “Leases” shall mean all of the existing leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, with respect to real property to which Seller is a party or by which Seller or any of the Assets is bound.

     “Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

     “Most Recent Balance Sheet” shall mean the Balance Sheet as of the Balance Sheet Date.

     “ordinary course of business” or “ordinary course” or any similar phrase shall mean the usual and ordinary course of the Business and substantially consistent with Seller’s past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).

     “Parent Material Adverse Effect” shall mean any change, event, development or effect that is or could reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of either of the Buyer Parties to consummate the transactions contemplated by this Agreement or to timely perform any of their respective obligations under this Agreement.

     “Patents” shall mean all patents and patent applications (including utility patents, utility models, design patents, certificates of invention and applications for certificates of invention and related priority rights) and registered design and registered design applications and all rights in connection therewith in any country, and including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

     “Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other Person, used in or necessary for the conduct of the Business or otherwise held by Seller (including those issued or required under Environmental Laws and those relating to the occupancy or use of Leased Real Property).

     “Permitted Encumbrances” shall mean (a) Encumbrances which in the aggregate relate to claims totaling less than $20,000, do not materially detract from the value or transferability of the property or assets subject thereto or interfere with the present use thereof, and have not arisen other than in the ordinary course of business, (b) Encumbrances provided for in, or arising out of, any Assumed Contract and not related to any indebtedness for borrowed money, (c) the Leasehold Estates, (d) as to any Leased Real Property, any Encumbrances created by and set forth in the Leases, and (e) such of the following (all of which are reflected in the Books and Records) as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, and for which assessments or other charges are not yet due and payable or are due but not delinquent or due but being contested in good faith by appropriate proceedings: (i) statutory liens for Taxes, assessments or other governmental charges not yet due and payable; (ii) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens imposed by Regulations arising in the ordinary course of business; and (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

     “Person” shall mean any person or entity, whether a natural person, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.

     “Proprietary Rights” shall mean all Copyrights, Domain Names, Patents, Trademarks, technology rights and licenses, IT Assets (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions reduced to practice, technology, designs, proprietary information, specifications (including manufacturing and operating specifications), formulae, technical data, plans, drawings and other intellectual property rights and intangible assets owned by Seller or used by Seller in the Business, and including all rights (whether at law, in equity, by Contract or otherwise) to use or otherwise exploit any of the foregoing.

     “Regulations” shall mean all laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any federal, state, local or foreign government and any other governmental department or agency, including Environmental Laws and laws with respect to energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health, employment practices, employee documentation, terms and conditions of employment and wages and hours.

     “Representative” shall mean any officer, director, general partner, limited partner, member, manager, principal, agent, employee or other representative.

     “SEC” shall mean the U.S. Securities and Exchange Commission.

     “Seller Material Adverse Effect” shall mean any change, event, development or effect that is or could reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the financial condition, business, properties, results of operations, or operations of the Business, (ii) the Assets or the Assumed Liabilities, other than, in the case of clause (i) and (ii), any change, event, development or effect that directly results from (a) changes in (1) United States or global economic conditions that do not disproportionately impact the Business, the Assets or the Assumed Liabilities, (2) the industry in which the Business is operated that do not disproportionately impact the Business, the Assets or the Assumed Liabilities or (3) laws or accounting standards, principles or interpretations of general application that do not disproportionately impact the Business, the Assets or the Assumed Liabilities or (b) the Parties’ entry into this Agreement and compliance with the terms and conditions of this Agreement, or (iii) the ability of either of the Seller Parties to consummate the transactions contemplated by this Agreement or to timely perform any of their respective obligations under this Agreement.

     “Seller’s Knowledge” or “To the Knowledge of Seller” or other terms of similar import means the actual knowledge of any of Dan Calvo, Paul DiMarzo, Ed Marsh, Joy Schembri or Michael Mullenix, after reasonable inquiry by such individuals.

     “Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited partnership, joint venture, limited liability company or other business entity (a) of which Capital Stock having ordinary voting power for the election of a majority of the directors, managers, general partner or other member(s) of its governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person or (b) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

     “Tax” or “Taxes” shall mean any United States federal, state or local, or foreign or other tax, levy, impost, fee, assessment or other government charge in the nature of taxes, including income, estimated income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, doing business, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimates, or other tax of any kind whatsoever, and any premium, including interest, penalties and additions in connection therewith.

     “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any extension or amendment thereof.

     “Third Party Consents” shall mean all consents, approvals, authorizations, estoppels, or waivers of, declarations or notices to, and filings and registrations with, all Persons that are required for the valid transfer and assignment to Buyer or one of its Affiliates of all Assumed Contracts, Leases and Permits and all other Assets under this Agreement.

     “Trademarks” shall mean trademarks, service marks, logos, trade names, slogans, corporate names, trade dress and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.

     “Working Capital” shall mean Current Assets minus Current Liabilities.

     “Working Capital Threshold” shall mean $2,211,311, which amount gives effect to the net inventory adjustment of $357,000 agreed upon between Seller and the Buyer Parties.

     1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
401(k) Plan	7.4(a)
401(k) Plan Trust	7.4(a)
401(k) Plan Trustee	7.4(a)
2004 UBT Loan Agreements	3.2(a)(xiv)
2006 UBT Loan Agreements	3.2(a)(xiv)
Accounting Firm	2.5(b)
Adjustment Amount	2.5(c)
Adjustment Escrow Account	2.4(d)
Adjustment Holdback Amount	2.4(c)
Agreement	Preamble
Ampersand Bridge Loan Agreements	3.2(a)(xiv)
Ampersand LP	Preamble
Ampersand CF LP	Preamble
Assumed Liabilities	2.2

Term	Section
Assumed Liability	2.2
Benefit Arrangement	4.18(a)(i)
Buyer	Preamble
Buyer Indemnified Party	10.4(a)
Buyer Indemnity Cap	10.4(e)(ii)
Buyer Parties	Preamble
Claim	10.4(d)
Claim Notice	10.4(d)
Closing	3.1
Closing Balance Sheet	2.5(a)
Closing Date	3.1
Closing Payment	2.4(b)
Closing Working Capital	2.5(a)
Confidential Information	11.10(b)
Damages	10.4(a)
disclosing party	11.10(b)
Employee Plans	4.18(a)(ii)
Environmental Conditions	4.27(a)(v)
Environmental Laws	4.27(a)(iv)
ERISA	4.18(a)(iii)
Escrow Agent	2.4(d)
Escrow Agreement	2.4(d)
Excepted Covenant	10.3
Excepted Provision	10.3
Excluded Liabilities	2.3(a)
Expiration Date	10.3
GAAP	2.5(a)
Hazardous Substance	4.27(a)(iii)
Hired Employees	7.2(a)
Indemnification Holdback Amount	2.4(c)
Indemnity Escrow Account	2.4(d)
Key Employee	7.2(a)
Multiemployer Plan	4.18(a)(iv)
Parent	Preamble
Parties	Preamble
Pension Plan	4.18(a)(v)
Principal Stockholders	Preamble
Purchase Price	2.4(a)
Purchase Price Objection Notice	2.5(b)
Purchase Price Resolution Period	2.5(b)
receiving party	11.10(b)
Restricted Period	7.1(a)
Release	4.27(a)(ii)
Seller	Preamble
Seller Indebtedness	3.2(a)(xiv)

Term	Section
Seller Indemnified Party	10.4(b)
Seller Indemnity Cap	10.4(e)(ii)
Seller Parties	Preamble
Transfer Taxes	2.6
UBT Loan Agreements	3.2(a)(xiv)
Welfare Plan	4.18(a)(vi)
Working Capital Schedule	4.11

ARTICLE II.
PURCHASE AND SALE OF ASSETS

     2.1 Transfer of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of the right, title and interest in, to and under the Assets, free and clear of all Encumbrances other than Permitted Encumbrances. The Excluded Assets are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing.

     2.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall assume the following, and only the following, Liabilities of Seller (individually, an “Assumed Liability” and collectively, the “Assumed Liabilities”):

           (a) all Current Liabilities of Seller (other than (x) intercompany accounts payable and accrued Liabilities between or among any Seller Parties, (y) accrued Liabilities in respect of any present or former employees of Seller (except as specifically set forth on Schedule 2.2(d)) or (z) current portion of long-term debt) specifically set forth on the Closing Balance Sheet, in an amount not to exceed the amount set forth for such Current Liabilities on the Closing Balance Sheet, and to the extent such Current Liabilities are included in the calculation of Closing Working Capital;

           (b) all Liabilities accruing, arising out of, or relating to events or occurrences happening from and after the Closing under the Leases set forth on Schedule 2.2(b) and the Assumed Contracts (including the Assumed Contracts set forth on Schedule 2.2(b)), but not including any Liability for any default or breach under any such Assumed Contract or Lease occurring prior to the Closing;

           (c) all Liabilities to the extent accruing, arising out of, or relating to events or occurrences happening from and after the Closing insofar as they relate to the ownership or operation of the Business or the ownership, use or operation of the Assets from and after the Closing; and

           (d) all Liabilities relating to the Acquired Employee Plans to the extent arising or accruing from and after the Closing, and all Liabilities specifically set forth on Schedule 2.2(d)(i) relating to the present employees of Seller (including accrued vacation, sick pay, and other paid time off for such employees to the extent specifically set forth on such Schedule), only to the extent such Liabilities on Schedule 2.2(d)(i) are included in the calculation of Closing Working Capital (except for those Liabilities specifically set forth on Schedule 2.2(d)(ii)).

     2.3 Excluded Liabilities.

           (a) Notwithstanding any other provision of this Agreement, the Buyer Parties shall not assume, or otherwise be responsible for, any Liabilities of the Seller Parties, other than the Assumed Liabilities expressly assumed by Buyer or one of its Affiliates specified in Section 2.2, whether liquidated or unliquidated, or known or unknown, and whether arising out of occurrences prior to, at or after the date hereof (the “Excluded Liabilities”), which Excluded Liabilities include the following:

                 (i) whether or not the affected Persons are hired by either of the Buyer Parties or one of its Affiliates, all Liabilities whatsoever (whether arising under Regulation or Contract) to or in respect of any present or former officers, directors, employees or consultants of Seller, including all Liabilities in connection with (A) any employment, severance, retention, termination, change-in-control or similar contract, agreement or arrangement, whether oral, written or implied, between Seller and any Person or the termination by Seller of the employment of any Person, (B) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted prior to the Closing or is based on acts or omissions which occurred prior to the Closing and (C) any salaries, wages, vacation or sick pay, other paid time off, severance pay, termination pay, retention pay, “golden parachute” or other similar payments, overtime, bonuses (including retention, “stay-put”, change-in-control or similar bonuses), other incentive compensation, commissions, expense reimbursement, or any stock option, equity or equity-based compensation or any other compensation that was earned, accrued, or relates to any period prior to the Closing, or that becomes payable as a result of the Closing (other than the Liabilities of Seller which are expressly Assumed Liabilities pursuant to Section 2.2(d));

                 (ii) all Liabilities under or relating to (A) Title IV of ERISA, (B) all of Seller’s Employee Plans, and (C) the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code or any other “successor employer” liabilities in respect of Seller’s Employee Plans (other than the Liabilities of Seller which are expressly Assumed Liabilities pursuant to Section 2.2(d));

                 (iii) all Liabilities to the extent arising out of or related to the Excluded Assets, including the Excluded Contracts (to the extent not otherwise covered in clauses (i) and (ii) of this Section 2.3(a)), and all Liabilities arising out of or related to any other Contract to which Seller is a Party that is not expressly an Assumed Contract;

                 (iv) all Liabilities of any Seller Party for any Taxes (other than for certain Transfer Taxes as provided in Section 2.6 below or for any Taxes for which the Buyer Parties shall be responsible pursuant to Section 10.7);

                 (v) all Liabilities of any Seller Party arising from any injury to or death of any Person or damage to or destruction of any property, whether based on negligence,

breach of warranty, strict liability, enterprise liability or any other legal or equitable theory, arising from defects in products, manufactured, sold, distributed or delivered, or from services performed, by or on behalf of Seller, or by or on behalf of any other Person in connection with the Business, in each case prior to the Closing;

                 (vi) all Liabilities of any Seller Party arising out of or related to any Action against or involving any Seller Party or any Action which adversely affects the Assets or the Business, in each case which shall have been asserted prior to the Closing or to the extent the basis of which shall have arisen prior to the Closing;

                 (vii) all Liabilities (including all out-of-pocket costs and expenses incurred in connection with the ongoing redesign of the Beads Software System and any further redesign of such software to the extent necessary to eliminate features or aspects of such software that infringe upon the intellectual property rights of any third party) arising out of or related to any matter referenced on Schedule 4.13 of the Disclosure Schedule, including any related Action against or involving any Seller Party or any Buyer Party, or any of the respective Affiliates, or which otherwise adversely affects the Assets or the Business, whether or not such Liabilities (or the basis of which) shall have arisen (or such Action shall have been asserted) prior to the Closing;

                 (viii) all Liabilities of any Seller Party resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement (including all Liabilities of the Seller Parties pursuant to Section 10.4 hereof) and the Ancillary Agreements;

                 (ix) all Liabilities relating to the following: (a) indebtedness for borrowed money, including Liabilities evidenced by promissory notes, loans, credit facilities, indentures, letters of credit, guarantees, or other similar instruments relating to an obligation to pay money, between Seller, on the one hand, and any other Person (including any Representative of any Seller Party), on the other hand, (b) obligations to pay the deferred purchase price of property or services, except for Current Liabilities that are specifically Assumed Liabilities under Section 2.2(a), (c) indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (d) guarantees of the obligations of any other Person and (e) guarantees of any of the foregoing;

                 (x) all Environmental Liabilities of the Seller Parties, including (a) all existing Environmental Liabilities of the Seller Parties, (b) all Environmental Liabilities of the Seller Parties arising from acts, omissions, events or occurrences which occurred prior to the Closing and (c) all Environmental Liabilities of the Seller Parties arising out of or relating to the ownership of the Assets, the operation of the Business, the transportation or disposal of Hazardous Materials, or the leasing or operation of any Leased Real Property prior to the Closing; and

                 (xi) all Liabilities of the Seller Parties to each other or to any of their respective Affiliates.

           (b) Except as expressly set forth in Section 2.2 above, the Parties intend that the Buyer Parties shall not be the successor to Seller. The Seller Parties shall remain responsible for, and shall retain, pay, perform and discharge, the Excluded Liabilities.

     2.4 Consideration

           (a) Purchase Price. Upon the terms and subject to the conditions contained in this Agreement, as consideration for the sale, transfer, assignment, conveyance and delivery of the Assets and in full payment therefor, the Buyer Parties shall pay or cause to be paid to Seller or its designees an aggregate of $12,228,000 in cash (the “Purchase Price”), subject to adjustment as set forth in Section 2.5, and Buyer shall assume the Assumed Liabilities as provided in Section 2.2.

           (b) Closing Payment. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Parent and Buyer shall pay or cause to be paid to Seller or its designees an aggregate amount in cash (such amount, the “Closing Payment”) equal to the Purchase Price less the Adjustment Holdback Amount less the Indemnification Holdback Amount, by wire transfer of immediately available funds to the account or accounts designated by Seller in writing prior to the date of this Agreement.

           (c) The “Adjustment Holdback Amount” shall be an amount equal to $100,000 and the “Indemnification Holdback Amount” shall be an amount equal to $750,000.

           (d) On the Closing Date, Buyer and Seller shall enter into the escrow agreement (the “Escrow Agreement”), substantially in the form of Exhibit E hereto, with Citibank, N.A., as escrow agent (the “Escrow Agent”). In accordance with the terms of the Escrow Agreement, at the Closing, Buyer shall deposit by wire transfer the Adjustment Holdback Amount and the Indemnification Holdback Amount into two separate accounts (the “Adjustment Escrow Account” and the “Indemnity Escrow Account,” respectively) to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement. Buyer shall bear all of the fees and cost reimbursements payable to the Escrow Agent in connection with the Escrow Agreement, the Adjustment Escrow Account and the Indemnity Escrow Account.

           (e) The Parties agree that the total consideration, as determined for United States Tax purposes, paid for the Assets will be allocated to such Assets in the manner agreed upon by Parent and Seller in good faith and set forth on a schedule to be prepared by Parent and Seller as promptly as practicable following the Closing in accordance with Section 1060 of the Code and the rules and regulations promulgated thereunder and any similar provision of state, local and foreign law, as appropriate. Such schedule shall set forth the Assets, the Assumed Liabilities and the allocation with respect to the various Assets. Such allocation shall be revised for any adjustments to the total consideration paid under this Agreement as necessary, including for any Adjustment Amount determined in accordance with Section 2.5 hereof, as mutually agreed by Seller and Parent. Except as otherwise required by law, the Parties will file all United States Tax Returns and information reports in a manner consistent with such allocation and which gives effect to any Adjustment Amount determined in accordance with Section 2.5 hereof; provided, however, that nothing contained in this Agreement shall prevent Parent, Buyer or

Seller from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of such purchase price allocation, and none of Parent, Buyer and Seller shall be required to litigate before any court, any proposed deficiency or adjustment by any taxing authority challenging such purchase price allocation. The Parties will promptly inform one another of any challenge by any governmental authority to any allocation made in accordance with this Section 2.4(e), and the Parties agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge. In any proceeding related to the determination of any Taxes, none of the Parties shall contend or represent that such allocation is not a correct allocation.

     2.5 Purchase Price Adjustment

           (a) Closing Balance Sheet. As soon as practicable following the Closing Date, but in any event within sixty (60) days thereafter, the Buyer Parties shall prepare and deliver to Seller (i) the Balance Sheet of Seller as of the Closing Date (the “Closing Balance Sheet”), which shall be prepared in good faith in accordance with generally accepted accounting principles in the United States (“GAAP”) consistent with the Audited Financial Statements, and (ii) a calculation of Seller’s Working Capital as of the Closing Date, which shall be prepared in good faith based on the Closing Balance Sheet in a manner consistent with the Working Capital Schedule (the “Closing Working Capital”). Notwithstanding the foregoing, the Inventory line item set forth on the Closing Balance Sheet shall be equal to the Inventory line item set forth on the September 30, 2008 Working Capital calculation on the Working Capital Schedule, subject only to any physical count adjustments arising from the physical inventory to be completed following the Closing reflecting changes only in quantity or damaged goods as compared to the inventory listed on Schedule 4.23, which adjustments shall be made based upon the unit values set forth on Schedule 4.23 (which unit values are reflected in the Books and Records of Seller). At the Buyer Parties’ request, Seller (i) shall assist, and shall cause its Representatives to assist, the Buyer Parties and their Representatives in the preparation of the Closing Balance Sheet and (ii) shall provide the Buyer Parties and their Representatives with all information reasonably requested by them in connection therewith, including schedules of accounts receivable aging, accounts payable, accrued liabilities, Inventory and Fixtures and Equipment (net of depreciation and amortization expense), and a schedule of all prepayments, advance payments or prepaid expenses (including any prepaid rents and prepaid insurance premiums relating to any Acquired Employee Plan), in each case as of the Closing Date.

           (b) Disputed Adjustment Amount. The Closing Balance Sheet and Closing Working Capital shall be final, binding and conclusive unless Seller notifies the Buyer Parties in writing of any disagreement therewith (a “Purchase Price Objection Notice”) within thirty (30) days after its receipt thereof, specifying (i) those items as to which there is disagreement and (ii) a reasonably detailed description of the basis, nature, dollar amount and extent of the dispute or disagreement. If Seller does not deliver a Purchase Price Objection Notice within such period, then within five (5) Business Days after the expiry of such period the Adjustment Holdback Amount shall be released by the Escrow Agent and any additional amounts paid in the manner set forth in Section 2.5(d) . If Seller does deliver a Purchase Price Objection Notice within such period, then for a period of thirty (30) days from the date of delivery of the Purchase Price Objection Notice, the Buyer Parties shall afford Seller and its Representatives with reasonable access during normal business hours to the financial records of Buyer so as to enable their review of the Closing Balance Sheet and Closing Working Capital. Seller and the Buyer Parties shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If Seller and the Buyer Parties are unable to resolve all disputes reflected in the Purchase Price Objection Notice within thirty (30) days after the date of delivery of the Purchase Price Objection Notice (or such longer period as Buyer and Seller may mutually agree upon) (the “Purchase Price Resolution Period”), then Seller and the Buyer Parties shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements. The Buyer Parties and Seller shall use their commercially reasonable efforts to cause the Accounting Firm to make its determination within sixty (60) days of accepting its selection. The determination by the Accounting Firm shall be final, binding and conclusive on the Parties and shall not be appealable. Seller and the Buyer Parties shall deliver to the Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Accounting Firm to the extent available to Seller, the Buyer Parties and their Representatives. Seller and the Buyer Parties shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of both Seller and the Buyer Parties. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm and shall be limited in scope as to whether: (i) the Closing Balance Sheet was prepared in good faith in accordance with GAAP consistent with the Audited Financial Statements, (ii) the Closing Working Capital was prepared in good faith based on the Closing Balance Sheet in a manner consistent with the Working Capital Schedule and (iii) there were any mathematical errors in the calculation of the Closing Balance Sheet and Closing Working Capital. Upon resolution by the Accounting Firm to its satisfaction of all such disputed matters, the Accounting Firm shall cause to be prepared and shall deliver to Seller and the Buyer Parties a final Closing Balance Sheet setting forth the Closing Working Capital as of the Closing Date, and the date of such delivery by the Accounting Firm shall be deemed the date on which the Closing Balance Sheet and Closing Working Capital shall become final, binding and conclusive. Within five (5) Business Days after the date the Closing Balance Sheet and Closing Working Capital shall become final, binding and conclusive in accordance with this Section 2.5(b), the Adjustment Holdback Amount shall be released by the Escrow Agent and any additional amounts paid in the manner set forth in Section 2.5(d) . The fees and expenses of the Accounting Firm shall be borne by the Buyer Parties and Seller in proportion to the dollar amount of the disputed items with respect to which such Party’s claim was unsuccessful.

           (c) Adjustment Amount. The “Adjustment Amount” shall be an amount equal to the Working Capital Threshold minus the Closing Working Capital.

           (d) Release of Adjustment Holdback Amount.

                 (i) If the Adjustment Amount is greater than zero, but less than the Adjustment Holdback Amount, the Escrow Agent shall pay to Buyer from the Adjustment Escrow Account the Adjustment Amount, together with all interest and other amounts earned thereon, and shall pay to Seller the balance of the Adjustment Holdback Amount, together with all interest and other amounts earned thereon, which amounts shall be paid by the Escrow Agent in accordance with the procedures set forth in the Escrow Agreement. If the Adjustment Amount is greater than zero and equals or exceeds the Adjustment Holdback Amount, the Escrow Agent shall pay to Buyer the entire Adjustment Holdback Amount, together with all interest and other amounts earned thereon, and shall pay to Buyer from the Indemnification Holdback Amount an amount equal to the Adjustment Amount less the Adjustment Holdback Amount (without reference and without giving effect to any limitations set forth in Section 10.4(e)), together with all interest and other amounts earned thereon, which amounts shall be paid by the Escrow Agent in accordance with the procedures set forth in the Escrow Agreement.

                 (ii) If the Adjustment Amount is equal to or less than zero, the Escrow Agent shall pay to Seller the entire Adjustment Holdback Amount, together with all interest and other amounts earned thereon, which amount shall be paid by the Escrow Agent in accordance with the procedures set forth in the Escrow Agreement, and the Buyer Parties shall pay or cause to be paid to Seller an amount equal to the absolute value of the Adjustment Amount.

                 (iii) For the avoidance of doubt, all interest and other amounts earned under the Escrow Agreement on the Adjustment Holdback Amount in the Adjustment Escrow Account shall be paid to Seller, on the one hand, and/or to Buyer, on the other hand, in proportion to the total amount of the Adjustment Holdback Amount paid to such Party as above provided.

     2.6 Closing Costs; Transfer Taxes and Fees. Each of Seller and Buyer shall pay half of all United States federal, state and local, sales, stamp, documentary, recording, value added, registration, conveyance and real estate and other transfer Taxes (collectively, “Transfer Taxes”), in each case payable on the transfer of the Assets hereunder and any deficiency, interest or penalty asserted with respect thereto, in accordance with applicable law. Buyer and Seller shall reasonably cooperate with each other in timely making all filings, returns, reports and forms as may be required in connection with the payment of all Transfer Taxes, including delivering all instruments and certificates as are necessary to minimize such Transfer Taxes and enable the other to timely comply with the filing of any Tax Return that relates to Transfer Taxes. The Buyer Parties shall pay (or shall cause to be paid) the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a) . Seller shall pay all costs of obtaining the transfer of existing Permits which may be lawfully transferred to the Buyer Parties or one of their Affiliates.

ARTICLE III.
CLOSING

     3.1 Closing. The Closing of the transactions contemplated herein (the “Closing”) shall be held on March 12, 2009 at the offices of Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York 10166, immediately following the execution and delivery of this Agreement and the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, or such other date and time as Buyer and Seller may mutually determine (the “Closing Date”). Notwithstanding any later time of the Closing, the Closing shall be deemed completed at 12:01 a.m., New York City time, on the Closing Date.

     3.2 Conveyances at Closing

           (a) Deliveries by Seller to Buyer. To effect the sale and transfer referred to in Section 2.1 hereof, Seller will, at the Closing, deliver to Buyer:

                 (i) the Bill of Sale duly executed by Seller substantially in the form attached hereto as Exhibit A, conveying in the aggregate all of the owned personal property included in the Assets, free and clear of all Encumbrances (other than Permitted Encumbrances);

                 (ii) an Assignment and Assumption of Lease duly executed by Seller with respect to each Lease set forth on Schedule 2.2(b), each substantially in the form attached hereto as Exhibit B;

                 (iii) the Assignment and Assumption Agreement duly executed by Seller with respect to all of the Assumed Liabilities (other than the Leases set forth on Schedule 2.2(b)), substantially in the form attached hereto as Exhibit C;

                 (iv) one or more Intellectual Property and Domain Name Assignments duly executed by Seller with respect to the Proprietary Rights, each substantially in the form attached hereto as Exhibit D, in recordable form to the extent necessary to assign such rights;

                 (v) the Escrow Agreement duly executed by Seller, substantially in the form attached hereto as Exhibit E;

                 (vi) the Interim Employment Agreements duly executed by each of Dan Calvo and Paul DiMarzo, substantially in the form attached hereto as Exhibit F;

                 (vii) the Employment Agreements duly executed by each of Rob Christner and Mike Mullenix, substantially in the form attached hereto as Exhibit G;

                 (viii) the Consultancy Agreement duly executed by Joy Schembri, substantially in the form attached hereto as Exhibit H;

                 (ix) the certificate contemplated by Section 9.1 duly executed by Seller;

                 (x) a receipt with respect to the Closing Payment duly executed by Seller;

                 (xi) all Third Party Consents set forth on Schedule 9.4, all Permits set forth on Schedule 9.5 and all Governmental Consents required to consummate the transactions contemplated by this Agreement;

                 (xii) the Books and Records;

                 (xiii) a certificate from Seller in accordance with United States Treasury Regulation Section 1.1445 -2(b)(2)(i) and in the form provided in United States Treasury Regulation Section 1.1445 -2(b)(2)(iii)(B);

                 (xiv) evidence in form and substance reasonably satisfactory to Buyer’s counsel that (a) (i) all outstanding principal amounts under the Credit Agreement, as amended, dated October 14, 2004, between Seller and United Bank & Trust-Washtenaw and the Revolving Business Credit Note and Business Credit Note issued pursuant thereto and all other agreements and documents entered into in connection therewith (the “2004 UBT Loan Agreements”); (ii) all outstanding principal amounts under the Credit Agreement, as amended, dated May 2, 2006, between Seller and United Bank & Trust -Washentaw and the Revolving Business Credit Note and Business Credit Note issued pursuant thereto and all other agreements and documents entered into in connection therewith (the “ 2006 UBT Loan Agreements” and together with the 2004 UBT Loan Agreements, the “UBT Loan Agreements”); and (iii) the Secured Note and Warrant Purchase Agreement, dated February 21, 2008, between Seller and the Principal Stockholders and the Secured Demand Notes issued pursuant thereto and all other agreements and documentation entered into in connection therewith (the “Ampersand Bridge Loan Agreements”), together in each case with all unpaid interest accrued thereon and other fees and expenses payable in respect thereof (collectively, the “Seller Indebtedness”), shall have been paid or otherwise satisfied or discharged, in full, at or prior to the Closing, (b) all Encumbrances with respect to the Assets related to the Seller Indebtedness shall have been released simultaneously with the Closing, and (c) all other Encumbrances (other than Permitted Encumbrances) with respect to the Assets shall have been released prior to the Closing; and

                 (xv) such other instruments as shall be reasonably requested by the Buyer Parties to vest in Buyer all rights, title and interests in and to the Assets in accordance with the provisions of this Agreement.

           (b) Deliveries by Buyer to Seller, the Escrow Agent and Others. Buyer will, at the Closing:

                 (i) deliver to Seller the Bill of Sale duly executed by Buyer substantially in the form attached hereto as Exhibit A;

                 (ii) deliver to Seller an Assignment and Assumption of Lease duly executed by Buyer with respect to each Lease set forth on Schedule 2.2(b), each substantially in the form attached hereto as Exhibit B, evidencing the assumption by Buyer, pursuant to Section 2.2, of the Assumed Liabilities therein;

                 (iii) deliver to Seller the Assignment and Assumption Agreement duly executed by Buyer with respect to all of the Assumed Liabilities (other than the Leases set forth on Schedule 2.2(b)), substantially in the form attached hereto as Exhibit C, evidencing the assumption by Buyer, pursuant to Section 2.2, of the Assumed Liabilities therein;

                 (iv) deliver to Seller one or more Intellectual Property and Domain Name Assignments duly executed by Buyer with respect to the Proprietary Rights, each substantially in the form attached hereto as Exhibit D;

                 (v) deliver to Seller and to the Escrow Agent the Escrow Agreement duly executed by Parent and Buyer, substantially in the form attached hereto as Exhibit E;

                 (vi) deliver to each of Dan Calvo and Paul DiMarzo an Interim Employment Agreement duly executed Buyer, substantially in the form attached hereto as Exhibit F;

                 (vii) deliver to each of Rob Christner and Mike Mullenix an Employment Agreement duly executed by Buyer, substantially in the form attached hereto as Exhibit G;

                 (viii) deliver to Joy Schembri the Consultancy Agreement duly executed by Buyer, substantially in the form attached hereto as Exhibit H;

                 (ix) deliver to Seller the Closing Payment;

                 (x) deliver to the Escrow Agent the Adjustment Holdback Amount and the Indemnification Holdback Amount; and

                 (xi) deliver to Seller the certificate contemplated by Section 8.1, duly executed by a duly authorized executive officer of Parent and Buyer.

           (c) Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to both Buyer’s and Seller’s counsel.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to the Buyer Parties as follows, except as otherwise set forth on the Disclosure Schedule:

     4.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Seller Material Adverse Effect. Copies of the Restated Certificate of Incorporation, as amended, and Bylaws of Seller, and all amendments thereto, heretofore made available to Buyer are accurate and complete as of the date hereof. The Principal Stockholders, together, are the record and beneficial owners of a majority of the outstanding Capital Stock of Seller, and Schedule 4.1 sets forth as of the date hereof all of the outstanding Capital Stock of Seller, the names of all of the holders of Capital Stock of Seller and the amounts of Capital Stock of Seller held by each such holder. Other than as set forth on Schedule 4.1, there are no other shares of Capital Stock or other equity securities of Seller outstanding and no outstanding options, warrants, subscription rights (including any preemptive rights), calls, commitments, convertible notes, or other instruments of any character whatsoever to which Seller is a party or is bound, requiring or which could require the issuance, sale or transfer by Seller of any Capital Stock of Seller.

     4.2 Subsidiaries. Seller does not, directly or indirectly, own, of record or beneficially, any outstanding Capital Stock in any Person.

     4.3 Authorization. Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized and approved by the board of directors and stockholders of Seller. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Seller is a party have been duly executed and delivered by Seller and are the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

     4.4 Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not been any:

           (a) Seller Material Adverse Effect;

           (b) change in accounting methods, principles or practices by Seller affecting or with respect to the Assets, its Liabilities or the Business;

           (c) except in the ordinary course of business, revaluation by Seller of any of the Assets, including writing down the value of Inventory or writing off notes or accounts receivable;

           (d) damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Assets or the Business;

           (e) cancellation of any indebtedness or waiver or release of any material right or claim of Seller relating to its activities or properties;

           (f) declaration, setting aside or payment of dividends or distributions by Seller in respect of Capital Stock or any redemption, purchase or other acquisition of any of Seller’s Capital Stock;

           (g) except in the ordinary course of business and as described in the Disclosure Schedule, increase in the rate of compensation payable or to become payable to any consultant or Representative of Seller, including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Employee Plan, arrangement, or practice;

           (h) material adverse change in employee relations or the relationships between the employees of Seller and the management of Seller;

           (i) amendment, cancellation or termination of any Contract, Lease, Permit or other instrument relating to the Assets or the Business or entry into or the extension of any Contract, Lease, Permit or other instrument, including any employment or consulting agreements, in each case which is not in the ordinary course of business;

           (j) Encumbrance of any Assets, singly or in the aggregate, other than Permitted Encumbrances;

           (k) sale, assignment or transfer of any of the Assets, other than sales, assignments or transfers of Inventory or non-material Assets in the ordinary course of business;

           (l) incurrence of indebtedness by Seller for borrowed money or commitment to borrow money entered into by Seller, or loans made or agreed to be made by Seller, or indebtedness guaranteed by Seller;

           (m) incurrence by Seller of Liabilities, except Liabilities incurred in the ordinary course of business;

           (n) payment, discharge or satisfaction of any Liabilities of Seller other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities set forth or reserved for on the Most Recent Balance Sheet or incurred in the ordinary course of business;

           (o) capital expenditure in excess of $20,000 by Seller or the incurring of any obligation by Seller to make any capital expenditure in excess of $20,000;

           (p) failure to pay or satisfy when due any material Liability of Seller;

           (q) failure of Seller to carry on the Business in the ordinary course, including endeavoring to keep available the services of Seller’s employees, and to preserve the Assets and the Business intact and the goodwill of Seller’s suppliers, customers, distributors and others having business relations with it;

           (r) disposition or lapsing of any material Proprietary Rights or any disposition or disclosure to any Person of any material Proprietary Rights not theretofore a matter of public knowledge; or

           (s) agreement by Seller to do any of the things described in the preceding clauses (a) through (r) other than as expressly provided for herein.

     4.5 Title to Assets. Seller has the right, power and capacity to, and shall sell, transfer, assign, convey and deliver to Buyer or one or more of its Affiliates at the Closing, good, valid and marketable title to all of the Assets and upon the consummation of the transactions contemplated hereby, Buyer or one or more of its Affiliates shall acquire good, valid and marketable title to all of the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. The Assets constitute all of the assets, rights and properties, tangible or intangible, real or personal, used or held for use in, and all such assets, rights and properties as are sufficient for, the conduct and operation of the Business as presently conducted and operated. Schedule 4.5 contains accurate lists and summary descriptions of all tangible Assets where the value of an individual item exceeds $10,000 or where an aggregate of similar items exceeds $20,000. All tangible assets and properties which are part of the Assets are in good operating condition and repair, subject to ordinary wear and tear and normal industry practice with respect to maintenance, and are usable in the ordinary course of business.

     4.6 Real Property. Seller does not own a fee interest in any real property. Schedule 4.6 sets forth a true, correct and complete list of all Leases. Seller has made available true, complete and correct copies of all such Leases (including, all amendments, modifications and supplements thereof) to Buyer and each Lease is in full force and effect. Seller, as tenant under the Leases, is not in arrears in the payment of any rent under the Leases. Neither the Leasehold Estates nor any portion of the Leased Real Property have been materially impaired or otherwise adversely affected by any acts or omissions of Seller or any of its Representatives. Seller enjoys undisturbed possession of all the Leased Real Property in the manner provided for in the Leases and there are no contractual or legal restrictions that preclude or materially restrict the ability to conduct and operate the Business on the Leased Real Property as it is presently being conducted and operated thereon. Except as set forth on Schedule 4.6, no Lease requires the Governmental Consent or Third Party Consent of any other contracting party to the transactions contemplated by this Agreement. With respect to each Lease, on the Closing Date the Leasehold Estates will be free and clear of all Encumbrances other than Permitted Encumbrances. There are no pending or, to the Knowledge of Seller, threatened eminent domain proceedings, condemnation proceedings or other Actions relating to all or any portion of the Leased Real Property. All approvals of governmental authorities (including Permits and any required certificate of occupancy or other similar certificate permitting lawful occupancy and operation of the Leased Real Property by Seller) of a material nature required in connection with the occupation and operation of the Leased Real Property by Seller have been obtained, are current, and are in full force and effect. The Leased Real Property and the use and operation thereof comply in all material respects with such Permits, approvals and certificates. The improvements constructed on or located on the Leased Real Property together with all Leasehold Improvements, Fixtures and Equipment and other tangible assets owned, leased or used by Seller thereon are (i) insured to the extent and in a manner customary in the industry and in accordance with the terms of each Lease, (ii) free from any material defects, (iii) in good operating condition and repair, subject to ordinary wear and tear and normal industry practice with respect to maintenance, (iv) appropriate for the conduct and operation of the Business as presently conducted and operated and (v) free and clear of all Encumbrances other than Permitted Encumbrances. Seller has not received notice of any special assessment relating to any Leased Real Property or any portion thereof and there is no pending or, to Seller’s Knowledge, threatened special assessment. Seller has not subleased any portion of the Leased Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has Seller assigned (or pledged) its interest under the Leases to any third party. Seller has the full right to exercise any options contained in the Leases on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the full benefit of such options with respect thereto. Except as set forth on Schedule 4.6, there are no Tax certiorari proceedings or claims for Tax adjustments or abatements requested or initiated by Seller, or to Seller’s Knowledge, requested or initiated by any landlord under the Leases.

     4.7 Contracts and Commitments.

           (a) Contracts. Schedule 4.7(a) sets forth a complete and accurate list of all Contracts, other than customer purchase orders for amounts less than $20,000, including all:

                 (i) Contracts not made in the ordinary course of business;

                 (ii) Contracts with a duration of one year or more;

                 (iii) manufacturing, distribution, franchise, license, technical assistance, sales, commission, consulting, agency or advertising contracts;

                 (iv) licenses and covenants not to assert or other immunity from suit granted to or by Seller that is related to the Assets or the Business;

                 (v) Contracts containing any rights pursuant to which Seller could use, make, offer for sale, sell, import, or distribute any product or service;

                 (vi) options with respect to any property, real or personal, whether Seller shall be the grantor or grantee thereunder;

                 (vii) Contracts involving future expenditures or Liabilities, actual or potential, in excess of $10,000 or otherwise material to the Business or the Assets;

                 (viii) Contracts or commitments relating to commission arrangements with others;

               (ix) promissory notes, loans, agreements, credit facilities, indentures, evidences of indebtedness, letters of credit, guarantees, or other similar instruments relating to an obligation to pay money, between Seller, on the one hand, and any other Person (including any Representative of any Seller Party), on the other hand, whether Seller shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged;

                 (x) Contracts containing covenants limiting the freedom of the Business or Seller, or any officer of Seller, to engage in any line of business or compete with any Person;

                 (xi) any Contract with the United States, state, local or foreign government or any agency or department thereof;

                 (xii) leases of personal property not cancelable (without Liability) within thirty (30) calendar days; and

                 (xiii) settlement Contracts relating to the Business.

Seller has made available to Buyer true, correct and complete copies of all of the written Contracts required to be set forth on Schedule 4.7(a) (which include all of the written Assumed Contracts set forth on Schedule 2.2(b)), including all amendments and supplements thereto. With respect to oral Contracts required to be set forth on Schedule 4.7(a) (which include all of the oral Assumed Contracts set forth on Schedule 2.2(b)), Schedule 4.7(a) also sets forth an accurate general summary of all of the material terms of such Contracts (and Schedule 2.2(b) also sets forth an accurate general summary of all of the material terms of such Assumed Contracts).

           (b) Absence of Defaults. All of the Assumed Contracts and Leases are valid, binding and enforceable against Seller and, to the Knowledge of Seller, against the other parties thereto, in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. Seller has complied in all material respects with all provisions of the Assumed Contracts and Leases to which it is a party and Seller is not in Default thereunder. To the Knowledge of Seller, all parties other than Seller to the Assumed Contracts and Leases have complied in all material respects with all provisions thereof and no party is in Default thereunder. No notice of any claim of Default has been received by Seller. To Seller’s Knowledge, there are no products and services called for by any unfinished Assumed Contract that cannot be supplied in accordance with the terms of such Assumed Contract, including time specifications, and Seller has no reason to believe that any unfinished Assumed Contract that is a customer purchase order or similar agreement will upon performance by Seller result in a material loss to Seller. With respect to all Leases, Seller has not received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder, and Seller has no Knowledge of any intent by any party to any Lease to terminate or amend the terms thereof or to refuse to renew any such Lease upon expiration of its term.

           (c) Product Warranty. Each product designed, manufactured, sold, distributed or delivered by or on behalf of Seller has been in conformity in all material respects with all applicable Regulations and Contract obligations and all express and implied warranties. Seller has not committed any act, and there has been no omission by Seller, which may result in, and there has been no occurrence which may give rise to, any material product liability or material Liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to products designed, manufactured, sold, distributed or delivered, or from services performed, by or on behalf of Seller. No product designed, manufactured, sold, distributed or delivered by or on behalf of Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale.

     4.8 Permits. Schedule 4.8 sets forth a list of all Permits, all of which are in full force and effect. Schedule 4.8 also sets forth which, if any, of such Permits are transferable by Seller to Buyer or one of its Affiliates. Seller has all material Permits required under all Regulations (including Environmental Laws) in the operation of the Business or in the ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances other than Permitted Encumbrances. Seller is not in material breach or violation, nor has it received any notice of any claim of breach or violation, with respect to any such Permit. Except as otherwise governed by law, all Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures and will not be adversely affected by the completion of the transactions contemplated by this Agreement. No present or former stockholder, director, officer or employee of Seller or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit.

Except as disclosed on Schedule 4.8 hereto, no Governmental Consents are required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

     4.9 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will (a) violate or conflict with any provision of the Restated Certificate of Incorporation, as amended, or Bylaws of Seller, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, (i) any Assumed Contract, Lease or Permit or (ii) any other Contract to which Seller is party or otherwise bound, except in the case of this clause (b)(ii) for such violation, conflict, Default, termination or acceleration as would not have a Seller Material Adverse Effect, (c) violate any Regulation or Court Order applicable to Seller or (d) impose or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the Assets or the Business.

     4.10 Third Party Consents. Except as set forth on Schedule 4.10 hereto, no Third Party Consents are required to be made or obtained in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

     4.11 Financial Statements. Seller has heretofore made available to the Buyer Parties true and correct copies of the Audited Financial Statements. The Audited Financial Statements (a) are complete in all material respects, (b) are prepared in accordance with the Books and Records, (c) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (d) fairly and accurately present the assets (including the Assets and the Excluded Assets), Liabilities (including all reserves) and financial position of Seller as of the respective dates thereof and the results of its operations and cash flows for the periods then ended. The Audited Financial Statements have been examined by Plante & Moran, PLLC, independent certified public accountants, whose reports thereon are included with the Audited Financial Statements. At the respective dates of the Audited Financial Statements, there were no Liabilities of Seller, which, in accordance with GAAP, should have been set forth or reserved for in the Audited Financial Statements, which are not set forth or reserved for in the Audited Financial Statements. Set forth on Schedule 4.11 is a schedule of Seller’s consolidated Working Capital for each of the fiscal quarters ended September 30, 2007, September 30, 2008 and December 31, 2008 (the “Working Capital Schedule”). The Working Capital Schedule has been prepared by Seller in good faith, in accordance with GAAP from the Books and Records for the time periods indicated.

     4.12 Books and Records. Seller has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Seller. The copies of the minute books of Seller previously made available to Buyer accurately reflect all actions previously taken by the stockholders, board of directors and committees of the board of directors of Seller for which written minutes of meetings or board or stockholder consents were prepared. The copies of the Capital Stock book records of Seller previously made available to Buyer are true, correct and complete in all material respects, and accurately reflect all transactions in the Capital Stock of Seller through and including the date hereof.

     4.13 Litigation. Schedule 4.13 sets forth all Actions which are pending or, to the Knowledge of Seller, threatened (a) against, related to or affecting (i) Seller, the Business or the Assets (including with respect to Environmental Laws), (ii) any officers or directors of Seller in their capacity as such, or (iii) any stockholders of Seller with respect to the Business or the Assets or in such stockholder’s capacity as a stockholder of Seller, (b) seeking to enjoin, delay or prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise claiming that the consummation of this Agreement or any of the Ancillary Agreements is illegal or invalid, (c) wherein an unfavorable Court Order would reasonably be likely to have a Seller Material Adverse Effect, (d) that involve the risk of criminal liability by Seller, or (e) in which Seller is a plaintiff, including any derivative suits brought by or on behalf of Seller. Seller is not in breach or violation of or subject to any Court Order, and there are no unsatisfied judgments against Seller, the Business or the Assets. There are no Court Orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect Seller, the Assets or the Business.

     4.14 Labor Matters. Seller is not a party to any labor or collective bargaining agreement and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice relating to Seller’s employees. Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller. There is no labor strike or labor disturbance pending or, to the Seller’s Knowledge, threatened against Seller nor is any grievance currently being asserted, and within three years prior to the date hereof Seller has not experienced a work stoppage or other labor difficulty, and has not engaged in any unfair labor practice. Without limiting the foregoing, Seller is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each employee. No Actions are pending or, to the Knowledge of Seller, threatened against Seller, by any current or former employee of Seller, or any governmental agency responsible for enforcing employment Regulations. Schedule 4.14 sets forth, with respect to each individual present employee of Seller, the name and current bi-weekly salary rate or current hourly wage.

     4.15 Liabilities. Seller has no Liabilities due or to become due, except (a) Liabilities which are set forth or reserved for on the Most Recent Balance Sheet and Liabilities which in accordance with GAAP are not required to be set forth or reserved for on the Most Recent Balance Sheet, (b) Liabilities arising in the ordinary course of business under Contracts, Leases and Permits set forth in the Disclosure Schedule and other business arrangements described in the Disclosure Schedule, and other Liabilities described on Schedule 4.15 (except to the extent such matters are, by the terms of any specific monetary, time period or materiality threshold, expressly not required to be disclosed therein), (c) Liabilities incurred since the Balance Sheet Date in the ordinary course of business (none of which relates to any Default under any Contract or Lease, breach of warranty, tort, infringement or violation of any Permit, Regulation or Court

Order or arose out of any Action) and none of which has or could have a Seller Material Adverse Effect and, to the extent not included in clauses (a) through (c) above, (d) Excluded Liabilities.

     4.16 Compliance with Law. Seller and the conduct of the Business have not materially violated and are in compliance in all material respects with all Regulations and Court Orders relating to the Assets, the Business or the operations of Seller. Seller has not received any notice that it is not in compliance with any such Regulations or Court Orders.

     4.17 Proprietary Rights.

           (a) Proprietary Rights. Schedule 4.17 contains a true, accurate and complete list of all of the Patents, registered Copyrights, registered Trademarks and Domain Names (i) owned by Seller (which shall be set forth on Schedule 4.17(a)(i)) or (ii) licensed to Seller (which shall be set forth on Schedule 4.17(a)(ii)), including: (1) for each Patent, the number, normal expiration date and subject matter for each country in which such Patent has been issued, or, if applicable, the application number, date of filing, status and subject matter for each country, (2) for each registered Trademark, the application serial number or registration number, the class of goods covered and the expiration date for each country in which such Trademark has been registered, and (3) for each registered Copyright, the number and date of filing for each country in which such Copyright has been filed. True and correct copies of all Patents (including all pending applications) owned or used by Seller in connection with the Business have been made available to Buyer.

           (b) Royalties and Licenses. Schedule 4.17(b) identifies each material license or other agreement currently in effect pursuant to which Seller has licensed, distributed or otherwise granted any rights to any third party with respect to, any Proprietary Rights. Seller is not and, to the Knowledge of Seller, no other party to any such license or other agreement is in breach or default thereof (including with respect to any exclusivity provisions thereof) and no event has occurred that with or without notice or lapse of time would constitute a breach or default thereof (including with respect to any exclusivity provisions thereof) or permit termination, modification or acceleration thereunder. Except as set forth on Schedule 4.17(b), Seller has no obligation to compensate any Person for the use of any Proprietary Rights nor has Seller granted to any Person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not.

           (c) Research and Development Agreements. Schedule 4.17(c) identifies each sponsoring, research and development or other agreement entered into since January 1, 2005 (whether expired or currently in effect) pursuant to which Seller has sponsored or otherwise collaborated in the research and development of Proprietary Rights.

           (d) Ownership and Protection of Proprietary Rights. Seller is the owner of the registered Trademarks listed in Schedule 4.17(a)(i) for use in the countries where indicated. Except as set forth on Schedule 4.17(d), Seller owns the entire right, title and interest in or to each of the Proprietary Rights. To Seller’s Knowledge no other party owns or claims any joint ownership interest in, to or under any Proprietary Rights. The Proprietary Rights will not cease to be valid rights by reason of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby (including the transfer of such Proprietary Rights to Buyer or one or more of its Affiliates pursuant to the terms hereof). All of the Patents, registered Copyrights, registered Trademarks and Domain Names owned by and/or licensed to Seller and all of the Patents, registered Copyrights, registered Trademarks and Domain Names used in and material to the Business have been duly filed or registered (as applicable) with the applicable governmental entities or authorities, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and have not lapsed, expired or been abandoned. Seller has not received any notice that any Proprietary Rights are invalid or are infringing on any rights of others, except as may be disclosed in Schedule 4.17(d). Seller has taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other Person. Seller has no Knowledge of any infringement by any third party of any Proprietary Rights. There is no proceeding pending or, to Seller’s Knowledge, threatened, nor has any written claim or demand been delivered to Seller, that challenges Seller’s ownership interest in, to or under or right to use the Proprietary Rights, the validity or enforceability of such Proprietary Rights or that would reasonably be likely to adversely affect Seller’s ownership or right to use such Proprietary Rights and to Seller’s Knowledge there are no facts which would reasonably be expected to give rise to any such challenge, proceeding, claim or demand. There are not, and, to Seller’s Knowledge, it is reasonably expected that after the Closing there will not be, any restrictions on the Buyer Parties’ and their Affiliates’ rights to sell products manufactured by or on behalf of the Buyer Parties or any of their Affiliates using the Proprietary Rights in connection with the Business.

           (e) Confidentiality of Proprietary Rights. Seller has exercised a degree of care that is consistent with the standards of the industry in which Seller operates (but in no event less than a reasonable degree of care) in order to protect the secrecy and maintain the confidentiality of all trade secrets of Seller, including the adoption of a policy requiring that all employees and independent contractors who are involved in the creation of Proprietary Rights for Seller enter into non-disclosure and invention assignment agreements in the Seller’s standard forms. Each such employee and independent contractor, if any, has executed and delivered to Seller such an agreement and, to the Knowledge of the Seller, none of such employees or independent contractors, if any, is in violation thereof. To the Knowledge of Seller, no trade secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that adequately protects Seller’s proprietary interests in and to such trade secrets.

           (f) Operation of IT Assets. The IT Assets are functional in all material respects, but no warranty, express or implied, is made by Seller in accordance with the operation and performance thereof prior to the date of this Agreement. Seller has implemented reasonable controls to prevent the introduction and use of any devices that enable or assist any Person to access without authorization the IT Assets or otherwise significantly adversely affect such IT Assets’ functionality. To the Knowledge of Seller, no Person has gained unauthorized access to the IT Assets.

     4.18 Employee Plans.

           (a) Definitions. The following terms, when used in this Agreement, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                 (i) Benefit Arrangement. “Benefit Arrangement” shall mean any employment, consulting, severance “parachute” or “change-in-control”, “stay-put”, retention or other similar contract, agreement, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is not a Welfare Plan, Pension Plan or Multiemployer Plan, and is entered into, maintained, contributed to or required to be contributed to by Seller.

                 (ii) Employee Plans. “Employee Plans” shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

                 (iii) ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 (iv) Multiemployer Plan. “Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, which Seller maintains, administers, contributes to or is required to contribute to, or has maintained, administered, contributed to or was required to contribute to.

                 (v) Pension Plan. “Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which Seller maintains, administers, contributes to or is required to contribute to, or, has maintained, administered, contributed to or was required to contribute to.

                 (vi) Welfare Plan. “Welfare Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, which Seller maintains, administers, contributes to or is required to contribute to.

           (b) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 4.18 contains a complete list of all Employee Plans. True and complete copies of each of the following documents have been made available by Seller to the Buyer Parties: (i) each Employee Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to Seller’s employees and all trust agreements, annuity contracts or other funding instruments relating thereto, and an accurate description of any Employee Plan which is not in writing, (ii) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Pension Plan, (iii) the actuarial reports prepared for the last three plan years for each Pension Plan, (iv) the annual reports on Form 5500 series filed for the last three plan years for each Pension Plan and each Welfare Plan, and (v) the latest summary plan description for each Pension Plan and each Welfare Plan.

          (c) Representations.

                 (i) Pension Plans. No Employee Plan constitutes a “multiemployer plan,” as defined in Section 3(37) of ERISA, or a “defined benefit plan,” as defined in Section 3(35) of ERISA and subject to Title IV of ERISA, nor does any Seller have any obligation to create, maintain, or contribute to any such “multiemployer plan” or “defined benefit plan.” No Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Pension Plan, whether or not waived. Full payment has been made of all amounts that any Seller is required to have paid as contributions to or benefits under any Employee Plan as of the end of the most recent year thereof and there are no unfunded obligations under any Employee Plan that have not been disclosed to Buyer prior to the Closing Date. No condition exists and no event has occurred that could constitute grounds for termination of any Employee Plan, and Seller has not incurred any liability under Title IV of ERISA that has not been satisfied in full. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make Seller, or any shareholder, officer, director or employee of Seller, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code. There is no pending or threatened litigation, arbitration, disputed claim, adjudication, audit, examination or other proceeding with respect to any Employee Plan or any fiduciary or administrator thereof in their capacities as such.

                 (ii) Each Employee Plan that is intended to be qualified under Section 401(a) and Section 401(k) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Seller has furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, that are applicable to such Plan.

                 (iii) Welfare Plans. Each Welfare Plan has been maintained in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including ERISA and the Code. None of Seller or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of Seller pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent Seller from amending or terminating any such benefit plan or Welfare Plan. Each Welfare Plan which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times. Any Welfare Plan (or Benefit Arrangement) that is intended to be a “cafeteria plan” under Section 125 of the Code satisfies the requirements of Section 125 of the Code and the regulations thereunder.

                 (iv) Benefit Arrangements. Each Benefit Arrangement has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including the Code.

                 (v) Fiduciary Duties and Prohibited Transactions. Neither Seller nor, to the Knowledge of Seller, any plan fiduciary of any Welfare Plan or Pension Plan, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Seller has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan and has not been assessed any civil penalty under Section 502(l) of ERISA.

     4.19 Transactions with Certain Persons. Except as set forth on Schedule 4.19, no officer, director, stockholder or employee of Seller nor any member of any such Person’s immediate family is presently, or within the last two (2) years has been, a party to any transaction, contract, agreement or other arrangement with Seller (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to any such Person (or corporation, partnership, trust or other entity in which any such Person has an interest as a stockholder, officer, director, trustee, member or partner), in the case of clauses (a) and (c), other than for services as officers, directors or employees of Seller.

     4.20 Tax Matters. Except as otherwise disclosed in Schedule 4.20:

           (a) Filing of Tax Returns. Seller (and any affiliated group of which Seller is now or has been a member) has timely filed (or caused to be timely filed) with the appropriate Tax authorities all Tax Returns required to be filed by it prior to the Closing Date with respect to its assets, operations and income (after giving effect to any filing extension properly granted by a governmental entity having authority to do so). Each of such Tax Returns is true, complete and correct in all material respects.

           (b) Payment of Taxes. Seller has paid all Taxes (except for Taxes which are being contested in good faith by appropriate proceedings) due and payable by it prior to the Closing Date (whether or not shown on a Tax Return). There are no Encumbrances related to Taxes on the Assets, other than for current Taxes that are not yet due and payable.

           (c) Audits. There is no audit or other matter in controversy with respect to any Taxes due and owing by Seller, Seller has not received written notice of any Tax deficiency or claim assessed, and to the Knowledge of Seller, no Tax deficiency or claim is proposed or threatened against Seller, other than in respect of any such audits, controversies, deficiencies, assessments, or proposed assessments that are being contested in good faith by appropriate proceedings.

           (d) Other Matters. Seller is not a Person other than a “United States person” within the meaning of Section 7701(a)(3) of the Code. The payment of the Purchase Price for the Assets is not subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

     4.21 Insurance. Schedule 4.21 contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, employment practices liability, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and loss experience history by line of coverage) maintained by Seller on the Assets, the Business or its employees. All insurance coverage applicable to Seller, the Business and the Assets is in full force and effect, insures Seller in reasonably sufficient amounts against all material risks customarily insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable Regulation and by any and all Contracts to which Seller is a party and has been issued by insurers of recognized responsibility. There is no Default under any such coverage, including the failure to give timely notice of a claim thereunder. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such existing coverage has been received. No insurer has advised Seller that it intends to reduce coverage, materially increase premiums or fail to renew any of Seller’s existing policy or binder.

     4.22 Accounts Receivable. The accounts receivable set forth on the Most Recent Balance Sheet, and all accounts receivable arising since the Balance Sheet Date and as reflected on the Books and Records as of the Closing Date, represent bona fide claims of Seller against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of setoff and, assuming commercially reasonable efforts are used to collect such accounts, are fully collectible in the ordinary course of business without significant cost in collection efforts therefor (including litigation costs or collection agency costs), except to the extent of appropriate reserves for bad debts on accounts receivable as set forth on the Most Recent Balance Sheet and, in the case of accounts receivable arising since the Balance Sheet Date, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not significantly greater than the rate reflected by the reserve for bad debts on the Most Recent Balance Sheet.

     4.23 Inventory. Schedule 4.23 contains a complete and accurate list of all Inventory as of a date not more than three (3) Business Days prior to the Closing Date and the addresses at which the Inventory is located. The Inventory as set forth on the Most Recent Balance Sheet or arising since the Balance Sheet Date and as reflected on the Books and Records as of the Closing Date was acquired and has been maintained in accordance with the regular business practices of Seller, consists of new and unused items of a quality and quantity usable or saleable in the ordinary course of business, and is valued at reasonable amounts based on the normal valuation policy of Seller at prices equal to the lower of cost or market value on an average cost basis. None of such Inventory is obsolete, unusable, slow-moving, damaged or unsalable in the ordinary course of business, except for such items of Inventory which have been reserved for either specifically or in a general reserve in the Most Recent Balance Sheet or, with respect to Inventory arising since the Balance Sheet Date, in the Books and Records as of the Closing Date.

     4.24 Purchase Commitments and Outstanding Bids. Schedule 4.24 sets forth (i) a list of each accepted and unfulfilled order for the sale of merchandise having a value in excess of $10,000 entered into by Seller as of the date of this Agreement, and (ii) a list of orders or commitments for the purchase of supplies having a value in excess of $10,000 entered into by Seller as of the date of this Agreement, which lists are accurate and complete in all material respects. All such orders and commitments were made in the ordinary course of business. As of the date of this Agreement, there are no claims against Seller to return merchandise by reason of alleged over-shipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. No outstanding purchase commitment of Seller presently is in excess of the normal, ordinary and usual requirements of the Business or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in the Business. There is no outstanding bid, proposal, Contract or unfilled order which relates to the Assets which will or could, if accepted, have a Seller Material Adverse Effect.

     4.25 Payments. Seller has not knowingly, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the Business, Assets or operations of Seller, which is, or may be with the passage of time or discovery, illegal under any federal, state or local laws of the United States (including the U.S. Foreign Corrupt Practices’ Act) or any other country having jurisdiction; and Seller has not knowingly participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers.

     4.26 Customers, Distributors and Suppliers. Schedule 4.26 sets forth a complete and accurate list of the names and addresses of (i) Seller’s ten largest third-party customers (excluding distributors) during Seller’s last fiscal year, showing the approximate total sales in dollars by Seller to each such customer during such fiscal year; (ii) each distributor and other agent and representative of Seller during Seller’s last fiscal year, showing the approximate total amount (in dollars) of fees and commissions paid by Seller to, and sales generated by, each such distributor, agent or representative during such fiscal year; and (iii) Seller’s ten largest third-party suppliers of direct costs related to products during Seller’s last fiscal year, showing the approximate total purchases in dollars by Seller from each such supplier during such fiscal year. Since the Balance Sheet Date, there has been no significant adverse change in the business relationship of Seller with any customer, distributor, agent, representative or supplier named on Schedule 4.26. Seller has not received any communication from any customer, distributor, agent, representative or supplier named on Schedule 4.26 of any intention to terminate or materially reduce purchases from, supplies to or its relationship with Seller.

     4.27 Compliance With Environmental Laws.

           (a) Definitions. The following terms, when used in this Section 4.27, shall have the following meanings. Any of these terms may, unless the context otherwise requires, used in the singular or the plural depending on the reference.

                 (i) “Seller” For purposes of this Section 4.27 only, the term “Seller” shall include all predecessor or former corporations, subsidiaries, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by Seller or to which Seller has succeeded.

                 (ii) “Release” shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

                 (iii) “Hazardous Substance” shall mean any substance or matter (whether solid, liquid, or gas) (a) the use, generation, storage, transportation, disposal, or release into the Environment of which, (b) the human exposure to, is subject to regulation under or governed by Environmental Law, or (c) which is carcinogenic, teratogenic, reactive, corrosive, ignitable, or flammable. “Hazardous Substance” includes, by way of example and not limitation, petroleum and petroleum by-products, harmful biologic organisms and agents, radioactive matter, asbestos, “hazardous” and “solid” wastes, both as defined at 42 USC 6903 et seq., “hazardous substances,” as defined at 42 USC 9601 et seq., “pesticides” as defined at 7 USC 136 et seq., and “chemical substances” as defined at 15 USC 2601 et seq.

                 (iv) “Environmental Laws” shall mean (a) any applicable statute, regulation, ordinance, legal requirement, equitable duty, or common law duty pertaining to, or regulating conduct for the protection of, the Environment, worker health and safety, consumer health and safety, or human health, the clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property. “Environmental Laws” include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related foreign, federal, state or local laws, ordinances, or treaties, each as amended.

                 (v) “Environmental Condition” shall mean (a) any violation of Environmental Law or (b) the presence in the Environment of any Hazardous Substance as a result of which Seller has or may become subject to Environmental Liability or by reason of which any Leased Real Property or any of the Assets may suffer or be subjected to any Encumbrance.

                 (b) Compliance. All Leased Real Property is, and at all times has been, operated by Seller in material compliance with all Environmental Laws and in a manner that will not give rise to any Liability under any Environmental Laws. Without limiting the foregoing, (i) Seller has not used, generated, treated, stored, transported, disposed of or handled any Hazardous

Substance on, under or about any Leased Real Property, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about any such Leased Real Property in material compliance with all Environmental Laws and the Leases and necessary for the operation of the Business, and (ii) Seller has at all times used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in material compliance with all Environmental Laws and the Leases and in a manner that will not result in Liability of Seller under any Environmental Laws.

           (c) Notice of Violation. Seller has not received, and Seller does not have Knowledge of, any notice of alleged, actual, threatened or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release of any Hazardous Substance at any Leased Real Property or (ii) a violation of or non-compliance with the conditions of any Permit required under any Environmental Law or any provisions of any Environmental Law, whether in the operation of the Business, the operation of the Leased Real Property, or otherwise. Seller has not received, and Seller does not have Knowledge of, any notice of alleged, actual, threatened, or potential Environmental Liability, whether in the operation of the Business (including the Release or disposal of Hazardous Substances generated by Seller), the operation of the Leased Real Property, or otherwise.

           (d) Environmental Conditions. To Seller’s Knowledge, there are no present or past Environmental Conditions in any way relating to the operation of the Business, the operation of the Leased Real Property, or otherwise.

           (e) Underground Storage Tanks. Seller has not operated, and to Seller’s Knowledge the Leased Real Property does not contain, any underground storage tanks, dry wells, or septic systems.

           (f) Environmental Audits or Assessments. True, complete and correct copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of Seller, of all environmental audits or assessments which have been conducted at any Leased Real Property within the past five years, either by Seller or any attorney, environmental consultant or engineer engaged for such purpose by Seller, have been made available to the Buyer Parties and a list of all such reports, audits and assessments and any other similar report, audit or assessment is included on the Disclosure Schedule.

           (g) Indemnification Agreements. Except as provided in the Leases, Seller is not a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Lease or other Contract (excluding the Insurance Policies) under which Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning environmental matters.

           (h) Releases or Waivers. Seller has not released any other Person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

           (i) Notices, Warnings and Records. Seller has given all notices and warnings, made all reports and filings, and has kept and maintained all records required by and in material compliance with all Environmental Laws.

     4.28 Solvency.

           (a) Seller is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the Liabilities of Seller exceeds the present fair market value of Seller’s assets.

           (b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Seller will be able to pay its Liabilities as they become due in the ordinary course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its business; and (iii) taking into account all pending and threatened Actions, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.

     4.29 No Brokers. Neither Seller nor any of its Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of the Buyer Parties or any of their Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

     4.30 No Other Agreements to Sell the Assets or Capital Stock. Neither Seller nor any of its Affiliates has any commitment or legal obligation, absolute or contingent, to any other Person (other than the Buyer Parties with respect to clause (a) of this Section 4.30) to (a) sell, assign, transfer or effect a sale of any of the Assets (other than Inventory in the ordinary course of business), (b) issue, sell, assign, transfer or effect a sale of any Capital Stock of Seller, or (c) effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

     4.31 Material Misstatements Or Omissions. No representations or warranties by Seller in this Agreement (including the Disclosure Schedule) or any Ancillary Agreement to which Seller is a party contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PRINCIPAL STOCKHOLDERS

     Each Principal Stockholder hereby represents and warrants to the Buyer Parties as follows:

     5.1 Organization of Principal Stockholders. Such Principal Stockholder is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Such Principal Stockholder is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except as would not have a material adverse effect on such Principal Stockholder.

     5.2 Authorization. Such Principal Stockholder has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by such Principal Stockholder, and the consummation by such Principal Stockholder of the transactions contemplated hereby, have been duly authorized and approved by the general partner of such Principal Stockholder. No other proceedings on the part of such Principal Stockholder are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Principal Stockholder and is the legal, valid and binding obligation of such Principal Stockholder enforceable against it in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principals of equity.

     5.3 No Conflict or Violation; Consents. Neither the execution, delivery or performance of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will (a) violate or conflict with any provision of the certificate of limited partnership or partnership agreement of such Principal Stockholder, (b) constitute or result in a breach of or default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any material note, bond, mortgage, indenture, deed of trust, lease, franchise agreement, license, contract, agreement or other instrument or obligation to which such Principal Stockholder is a party or to which its properties or assets are subject, except as would not have a Seller Material Adverse Effect, or (c) violate any Regulation or Court Order applicable to such Principal Stockholder. No consents, approvals, authorizations or waivers of, notices or declarations to, filings or registrations with, any domestic or foreign public, governmental or regulatory body or authority are required to be made or obtained by such Principal Stockholder in connection with the transactions contemplated by this Agreement.

     5.4 No Brokers. Neither such Principal Stockholder nor any of its Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of the Buyer Parties or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

     5.5 Litigation. As of the date hereof, there are no (i) Actions pending or, to the knowledge of such Principal Stockholder, threatened in writing against such Principal Stockholder (a) seeking to enjoin, delay or prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise claiming that the consummation of this Agreement and the Ancillary Agreements is illegal or invalid or (b)

wherein an unfavorable Court Order would reasonably be likely to have a Seller Material Adverse Effect, or (ii) outstanding orders, judgments, writs, injunctions or decrees of any governmental authority to which such Principal Stockholder is subject which (x) restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and the Ancillary Agreement or (y) would reasonably be likely to have a Seller Material Adverse Effect.

     5.6 Solvency.

           (a) Such Principal Stockholder is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the Liabilities of such Principal Stockholder exceeds the present fair market value of such Principal Stockholder’s assets.

           (b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) such Principal Stockholder will be able to pay its Liabilities as they become due in the ordinary course of its business; (ii) such Principal Stockholder will not have unreasonably small capital with which to conduct its business, and (iii) taking into account all pending and threatened Actions, final judgments against such Principal Stockholder in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Principal Stockholder will be unable to satisfy any such judgments in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Principal Stockholder.

     5.7 No Other Agreements to Sell Assets or Capital Stock. Such Principal Stockholder does not have any commitment or legal obligation, absolute or contingent, to any Person (other than the Buyer Parties with respect to clause (b) of this Section 5.7) to (a) sell, assign, transfer or effect a sale of any of the Capital Stock of Seller held by such Principal Stockholder, (b) cause Seller to sell, assign, transfer or effect a sale of the Assets (other than Inventory in the ordinary course of business), (c) cause Seller to issue, sell, assign, transfer or effect a sale of any Capital Stock of Seller or (d) effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to the foregoing.

     5.8 Notices. Such Principal Stockholder has not received any notice that, if received by Seller, would, if not disclosed on the Disclosure Schedule, result in a breach of any of the representations and warranties set forth in Article IV.

     5.9 Material Misstatements or Omissions. No representations or warranties by such Principal Stockholder in this Article V contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

     The Buyer Parties, jointly and severally, hereby represent and warrant to the Seller Parties as follows:

     6.1 Organization of Buyer Parties. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each of Parent and Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except as would not have a Parent Material Adverse Effect. Buyer has not conducted any business prior to the date hereof and, prior to the Closing, had no assets or Liabilities of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated hereby.

     6.2 Authorization. Each of the Buyer Parties has all requisite corporate power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by Parent and Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby have been duly authorized and approved by the board of directors (or similar governing body) of Parent and Buyer, respectively. No other proceedings on the part of the Buyer Parties are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which either of the Buyer Parties is a party have been duly executed and delivered by each of the Buyer Parties party thereto and are the legal, valid and binding obligations of each such Buyer Party, enforceable against each such Buyer Party in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

     6.3 No Conflict or Violation; Consents. Neither the execution, delivery or performance of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will (a) violate or conflict with any provision of the certificate of incorporation or bylaws of either of the Buyer Parties, (b) constitute or result in a breach of or default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any material note, bond, mortgage, indenture, deed of trust, lease, franchise agreement, license, contract, agreement or other instrument or obligation to which Parent or Buyer is a party or to which the properties or assets of Parent or Buyer are subject, except as would not have a Parent Material Adverse Effect or (c) violate any Regulation or Court Order applicable to Parent or Buyer. No consents, approvals, authorizations or waivers of, notices or declarations to, filings or registrations with, any domestic or foreign public, governmental or regulatory body or authority are required to be made or obtained by the Buyer Parties or their respective Affiliates in connection with the transactions contemplated by this Agreement, except for (i) filings with the SEC under the

Exchange Act and (ii) such others the failure of which to so make or obtain would not have a Parent Material Adverse Effect.

     6.4 No Brokers. Neither the Buyer Parties nor any of their Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of Seller or any of its respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

     6.5 Litigation. As of the date hereof, there are no (i) Actions pending or, to the knowledge of Parent, threatened in writing against Parent or Buyer (a) seeking to enjoin, delay or prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise claiming that the consummation of this Agreement or any of the Ancillary Agreements is illegal or invalid or (b) wherein an unfavorable Court Order would reasonably be likely to have a Parent Material Adverse Effect, or (ii) outstanding orders, judgments, writs, injunctions or decrees of any governmental authority to which Parent or Buyer are subject which (x) restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or (y) would reasonably be likely to have a Parent Material Adverse Effect.

     6.6 Available Cash. Parent and/or Buyer shall have available to it on the Closing Date adequate cash on hand to pay the Purchase Price.

     6.7 Material Misstatements Or Omissions. No representations or warranties by Parent or Buyer in this Agreement or any Ancillary Agreement to which either of them is a party contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE VII.
COVENANTS OF THE PARTIES

     Seller and the Buyer Parties each covenant with the other as follows:

     7.1 Non-Competition

           (a) Restricted Conduct. Seller covenants and agrees that it shall not, for the Restricted Period, directly or indirectly (including by licensing or other partial rights transfers), through a controlled Person, on its own behalf or as a partner, manager, member, consultant, proprietor, principal, agent, creditor, security holder (except by ownership of five percent (5%) or less of the outstanding stock of any publicly held corporation), trustee or in any other capacity, own, manage, operate, finance, control, invest, participate or engage in, lend its name to, lend credit to, render services or advice to, or devote any endeavor or effort to, any business that is the same as, substantially similar to, or in competition with, the Business, in the United States, Canada or in any other country in which the products or services of the Business are marketed (including via the internet), distributed or sold. For the purposes of this Section 7.1, the “Restricted Period” shall mean the period of five (5) years from and after the Closing Date.

           (b) Enforceability. The terms of this Section 7.1 are a material inducement to the Buyer Parties to enter into this Agreement and the Ancillary Agreements to which they are a party and to consummate the transactions contemplated hereunder and thereunder. The Parties acknowledge and agree that any violation of this Section 7.1 may result in irreparable injury to the Buyer Parties and agree that the Buyer Parties shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, which rights shall be cumulative and in addition to any other rights or remedies to which the Buyer Parties may be entitled. The Parties acknowledge and agree that the restrictive covenants contained herein are reasonable under the circumstances and further agree that the covenants contained in this Section 7.1 should be interpreted in such a manner as to be effective and valid under applicable law. In the event any portion of this Section 7.1 shall be held to be illegal or unenforceable, the remainder of this Section 7.1 shall remain in full force and effect. If any of the restrictions contained in this Section 7.1 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with applicable law.

     7.2 Employee Matters.

           (a) Parent or Buyer shall offer at-will employment to all employees currently employed by Seller listed on Schedule 7.2 attached hereto. Seller will use commercially reasonable efforts to assist the Buyer Parties in the hiring of such employees. Upon execution of this Agreement, Seller shall notify each employee listed on Schedule 7.2 in writing that, by reason of the sale of the Business, their employment with Seller is terminated as of the Closing Date and that Parent or Buyer is offering such employees employment. Any such employees actually employed by Parent or Buyer or their Affiliates immediately following the Closing, other than Dan Calvo, Paul DiMarzo, Rob Christner and Mike Mullenix (each, a “Key Employee”), are referred to in this Agreement as “Hired Employees.” To the extent that service is relevant for purposes of eligibility and vesting (and, in order to calculate the amount of any sick days, severance, layoff and similar benefits, but not for purposes of pension benefit accruals) under any retirement plan, employee benefit plan, program or arrangement established or maintained by Parent, Buyer or any of their Affiliates for the benefit of employees, such plan, program or arrangement, shall, to the extent permitted by the terms and conditions thereof, credit such Hired Employees for service earned on and prior to the Closing Date with Seller, in addition to service earned with Parent, Buyer or any of their Affiliates after the Closing Date. In addition to the foregoing, as of the Closing Date, the Buyer Parties shall provide each Hired Employee, at the time of hiring, with initial compensation (but excluding benefits and any incentive or equity-based compensation) at least as favorable as the compensation (but excluding benefits and any incentive or equity-based compensation) provided to such employees by Seller as of the date of this Agreement. Seller shall issue to each terminated employee (including all Hired Employees) a final paycheck in accordance with Seller’s regular payroll schedule, containing their salary through the Closing, all accrued, unused paid time off, and any other wages, overtime, severance pay, bonuses, change-in-control payment, other incentive compensation, commissions, expense reimbursement, or any other compensation that was earned, accrued, or payable prior to or as a result of the Closing (excluding any amounts to be paid by Buyer as Assumed Liabilities pursuant to Section 2.2(d)) .

           (b) Notwithstanding anything to the contrary contained herein, except with respect to any Assumed Liability pursuant to Section 2.2(d), (i) Seller shall be solely responsible for all of the Employee Plans and all Liabilities thereunder and (ii) Buyer shall not assume any of the Employee Plans or any Liability thereunder. Seller shall take all necessary and appropriate action, if any, to comply on or prior to the Closing Date with any federal, state, local and foreign laws regarding termination of Seller’s employees.

           (c) Nothing contained in this Agreement shall confer upon any Hired Employee any right with respect to continuance of employment by the Buyer Parties or any of their Affiliates, nor shall anything herein interfere with the right of the Buyer Parties or any of their Affiliates to terminate the employment of any of the Hired Employees at any time, with or without cause, or restrict the Buyer Parties or any of their Affiliates in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Hired Employees.

           (d) No provision of this Agreement shall create any third party beneficiary rights in any Hired Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Hired Employee by the Buyer Parties or any of their Affiliates or under any benefit plan which the Buyer Parties or any of their Affiliates may maintain.

     7.3 Consents. If the Third Party Consent of any Person required for the assignment of any Assumed Contract or Lease or any Permit or any claim or right or any benefit arising thereunder or resulting therefrom that is being assigned to a Buyer Party hereunder, is not obtained prior to the Closing, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that such Buyer Party would not receive all such rights, Seller will, at its expense, (i) use its reasonable best efforts to obtain all such Third Party Consents not previously obtained as soon as practicable, and (ii) use its best efforts to provide to such Buyer Party the benefits under any such Assumed Contract, Lease, Permit or any claim or right, including enforcement for the benefit of the Buyer Parties of any and all rights of Seller against a third party thereto arising out of the Default, cancellation or termination by such third party or otherwise, pursuant to arrangements reasonably acceptable to the Buyer Parties. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 7.3 or elsewhere in this Agreement shall in any way (x) change, modify, limit or affect the conditions set forth in Sections 9.4 and 9.5 of this Agreement, (y) be deemed a waiver by Buyer of its right to have received at the Closing an effective assignment of all the Assets or (z) be deemed an agreement to exclude from the Assets any Assumed Contract, Lease or Permit as to which a consent, waiver or approval may be necessary.

     7.4 Termination of Seller’s 401(k) Profit-Sharing Plan.

           (a) Seller is the sole employer maintaining, and the sole contributing sponsor of, the Assay Designs, Inc. 401(k) Plan (the “401(k) Plan”). Seller is the “plan administrator,” as defined in Section 414(g) of the Code, and the “administrator,” as defined in Section 3(16) of ERISA, of the 401(k) Plan. Fidelity Management Trust Company is the trustee (the “401(k) Plan Trustee”) of the trust maintained in connection with the 401(k) Plan (the “401(k) Plan Trust”).

The 401(k) Plan and the 401(k) Plan Trust are intended to constitute a qualified profit-sharing plan and a tax-exempt trust under the Code and are subject to Title I of ERISA. The 401(k) Plan includes a cash or deferred arrangement that is intended to be qualified under Section 401(k) of the Code.

           (b) Not later than 60 days following the Closing, Seller shall: (i) terminate the 401(k) Plan, and (ii) amend the 401(k) Plan as necessary to maintain the qualification and tax-exemption of the 401(k) Plan and the 401(k) Plan Trust and comply with the requirements of ERISA and other applicable law.

ARTICLE VIII.
CONDITIONS TO SELLER’S OBLIGATIONS

     The obligations of the Seller Parties to consummate the transactions provided for hereby are subject to the satisfaction (or, to the extent legally permissible, the waiver by Seller in writing), on or prior to the Closing Date, of each of the following conditions:

     8.1 Representations, Warranties and Covenants. (a) All representations and warranties of the Buyer Parties contained in Sections 6.1 (Organization of Buyer Parties) (first sentence only), 6.2 (Authorization), 6.4 (No Brokers) and 6.6 (Available Cash) of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent expressly by its terms made as of an earlier date, in which case at and as of such earlier date), (b) all other representations and warranties of the Buyer Parties contained in this Agreement shall be true and correct (without regard to “materiality” or “Parent Material Adverse Effect” qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent expressly by its terms made as of an earlier date, in which case at and as of such earlier date), and (c) each of the Buyer Parties shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by each such Party prior to or on the Closing Date. At the Closing, Buyer shall deliver to Seller a certificate dated as of the Closing Date and duly executed by a duly authorized executive officer of Parent and Buyer to the foregoing effect.

     8.2 Governmental Consents; Regulatory Compliance. All Governmental Consents, if any, required to consummate the transactions contemplated by this Agreement shall have been obtained or made. The Buyer Parties shall have complied with all Regulations applicable to them in connection with the consummation of the transactions contemplated by this Agreement.

     8.3 No Actions, Court Orders or Regulations. There shall not be any pending or threatened Action by any Person against any Buyer Party or Seller Party or otherwise involving the Business or the Assets (i) seeking to enjoin, delay or prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise claiming that the consummation of this Agreement or any of the Ancillary Agreements is illegal or invalid or (ii) wherein an unfavorable Court Order would reasonably be likely to cause any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following the Closing; provided, however, that the provisions of this first sentence of Section 8.3 shall not apply if any Seller Party has directly or indirectly solicited or encouraged any such

Action. No federal, state, local or foreign governmental authority or instrumentality of competent jurisdiction shall have issued any Court Order or taken any other action that shall be in effect, which (x) restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or (y) would cause any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following the Closing. There shall not be any Regulation that makes any of the transactions contemplated by this Agreement and the Ancillary Agreements illegal or otherwise prohibited.

     8.4 Buyer Closing Actions and Deliverables . All of the actions required to be taken by Buyer set forth in Section 3.2(b) shall have been taken, and all Ancillary Agreements required to be executed and delivered by the Buyer Parties set forth in Section 3.2(b) shall have been duly executed and delivered by the applicable Buyer Party in accordance with Section 3.2(b) .

ARTICLE IX.
CONDITIONS TO BUYER’S OBLIGATIONS

     The obligations of the Buyer Parties to consummate the transactions provided for hereby are subject to the satisfaction (or, to the extent legally permissible, the waiver by Buyer in writing), on or prior to the Closing Date, of each of the following conditions:

     9.1 Representations, Warranties and Covenants. (a) All representations and warranties of Seller contained in Sections 4.1 (Organization of Seller) (first sentence only), 4.3 (Authorization), 4.4 (Absence of Certain Changes or Events) (subsection (a) only), 4.5 (Title to Assets) (first two sentences only), 4.15 (Liabilities), 4.28 (Solvency), 4.29 (No Brokers) and 4.30 (No Other Arrangement to Sell the Assets or Capital Stock) and all of the representations and warranties of the Principal Stockholders contained in Sections 5.1 (Organization of Principal Stockholders), 5.2 (Authorization), 5.6 (Solvency) and 5.7 (No Other Agreements to Sell the Assets or Capital Stock) of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent expressly by its terms made as of an earlier date, in which case at and as of such earlier date), (b) all other representations and warranties of any of the Seller Parties contained in this Agreement shall be true and correct (without regard to “materiality” or “Seller Material Adverse Effect” qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent expressly by its terms made as of an earlier date, in which case at and as of such earlier date), and (c) Seller shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by Seller prior to or on the Closing Date. At the Closing, Seller shall deliver to Buyer a certificate dated as of the Closing Date and duly executed by Seller to the foregoing effect.

     9.2 Governmental Consents; Regulatory Compliance. All Governmental Consents, if any, required to consummate the transactions contemplated by this Agreement shall have been obtained or made, without any material limitation, restriction or condition not already applicable to the Seller Parties being imposed on any Buyer Party or any of their Affiliates or their ownership or use of any of the Assets or the conduct or operation of the Business. The Seller

Parties shall have complied with all Regulations applicable to them in connection with the consummation of the transactions contemplated by this Agreement.

     9.3 No Actions, Court Orders or Regulations. There shall not be any pending or threatened Action by any Person against any Buyer Party or Seller Party or otherwise involving the Business or the Assets (i) seeking to enjoin, delay or prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise claiming that the consummation of this Agreement or any of the Ancillary Agreements is illegal or invalid or (ii) wherein an unfavorable Court Order would reasonably be likely to (A) have a Seller Material Adverse Effect, (B) materially adversely affect the right of any Buyer Party or any of their Affiliates to own the Assets or to operate the Business or (C) cause any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following the Closing; provided, however, that the provisions of this first sentence of Section 9.3 shall not apply if any Buyer Party has directly or indirectly solicited or encouraged any such Action. No federal, state, local or foreign governmental authority or instrumentality of competent jurisdiction shall have issued any Court Order or taken any other action that shall be in effect, which (x) restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (y) materially adversely affects the right of any Buyer Party or any of their Affiliates to own the Assets or to operate the Business or (z) would cause any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following the Closing. There shall not be any Regulation that (1) makes any of the transactions contemplated by this Agreement and the Ancillary Agreements illegal or otherwise prohibited or (2) materially and adversely affects the right of any Buyer Party or any of their Affiliates to own the Assets or to operate the Business.

     9.4 Third Party Consents. All Third Party Consents required for the assignment of those Assumed Contracts and Leases set forth on Schedule 9.4 shall have been obtained or made, without any material limitation, restriction or condition not already applicable to Seller being imposed on any Buyer Party or any of their Affiliates or their ownership or use of any of the Assets or the conduct or operation of the Business.

     9.5 Permits. Buyer shall have obtained or been granted the right to use all Permits set forth on Schedule 9.5, without any material limitation, restriction or condition not already applicable to Seller being imposed on any Buyer Party or any of their Affiliates or their ownership or use of any of the Assets or the conduct or operation of the Business.

     9.6 Hired Employees. Parent, Buyer or one of their Affiliates, shall have entered into such other employment arrangements or understandings concerning the employment of the Hired Employees as shall be satisfactory to the Buyer Parties in their sole discretion (but otherwise consistent with the provisions of Section 7.2 above), which employment arrangements or understandings shall be in full force and effect as of the Closing.

     9.7 Repayment of Seller Indebtedness. Seller (i) shall have taken, or shall have caused to be taken, all actions required to be taken under the terms of the UBT Loan Agreements and the Ampersand Bridge Loan Agreements to enable the payment, satisfaction and discharge in full at or prior to the Closing of all Seller Indebtedness, (ii) shall have taken, or shall have caused to be taken, all actions required to enable the filing simultaneously with the Closing of all documents necessary to release the Assets from all Encumbrances relating the Seller Indebtedness, and (iii) shall have caused to be filed (where necessary) and delivered to Buyer copies of all documents necessary to release the Assets from all other Encumbrances (other than Permitted Encumbrances), which documents in each case shall be in a form and substance reasonably satisfactory to Buyer’s counsel.

     9.8 Seller Closing Actions and Deliverables . All of the actions required to be taken by Seller set forth in Section 3.2(a) shall have been taken, and all Ancillary Agreements required to be executed and delivered by Seller set forth in Section 3.2(a) shall have been duly executed and delivered by Seller in accordance with Section 3.2(a) .

ARTICLE X.
ACTIONS BY SELLER PARTIES AND BUYER PARTIES AFTER THE CLOSING

     10.1 Collection of Accounts Receivable and Letters of Credit. On the Closing Date, Buyer will acquire hereunder, and thereafter Buyer or its designee shall have the right and authority to collect for Buyer’s or its designee’s account, all receivables, letters of credit and other items which constitute a part of the Assets, and Seller shall within forty-eight (48) hours after receipt of any payment in respect of any of the foregoing, properly endorse, remit and deliver to Buyer any letters of credit, documents, cash or checks received on account of or otherwise relating to any such receivables, letters of credit or other items. Seller shall promptly transfer or deliver to Buyer or its designee any cash or other property that Seller may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letter of credit or receivable of any character, or any other item, constituting a part of the Assets.

     10.2 Books and Records.

           (a) Books and Records. Each Party agrees that it will cooperate with and make available to the other Parties, upon reasonable prior notice and during normal business hours, all Books and Records, Excluded Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The Party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 10.2(a) shall be subject to the terms of Section 11.10.

           (b) Cooperation and Records Retention with Respect to Tax Matters. Seller and the Buyer Parties shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other, as promptly as practicable upon request, with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other, as promptly as practicable upon request, with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Seller and the Buyer Parties shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Parties with a reasonable opportunity to review and copy the same.

     10.3 Survival of Representations, Warranties, Covenants and Agreements. Subject to Section 10.4(e)(iii), all of the representations and warranties made by each Party in this Agreement (including the Disclosure Schedule) and the Ancillary Agreements shall survive the Closing until the date that is twelve (12) months following the Closing Date (the “Expiration Date”); provided, however, that (i) the representations and warranties set forth in Sections 4.20 (Tax Matters) and 4.27 (Compliance with Environmental Laws) shall survive the Closing until 30 days after the expiration of their applicable statutes of limitations (giving effect to all waivers or extensions thereof) and (ii) the representations and warranties contained in Sections 4.1 (Organization of Seller) (first sentence only), 4.3 (Authorization), 4.5 (Title to Assets) (first sentence only), 4.28 (Solvency), 4.29 (No Brokers), 4.30 (No Other Arrangement to Sell the Assets or Capital Stock), 5.1 (Organization of Principal Stockholders) (first sentence only), 5.2 (Authorization), 5.4 (No Brokers), 5.6 (Solvency), 5.7 (No Other Arrangement to Sell the Assets or Capital Stock), 6.1 (Organization of Buyer Parties) (first sentence only), 6.2 (Authorization) and 6.4 (No Brokers) shall survive the Closing indefinitely (the representations and warranties referred to in clauses (i) and (ii), the “Excepted Provisions”). Subject to Section 10.4(e)(iii), the covenants and agreements of the Parties hereto set forth in Sections 7.1 (Non-Competition), 7.3 (Consents), 10.7 (Taxes), 10.8 (No Solicitation) and 11.10 (Confidential Information) (the “Excepted Covenants”) shall survive the Closing until 30 days after the expiration of the applicable statutes of limitations (including extensions thereof), and all other covenants and agreements of the Parties hereto in this Agreement and the Ancillary Agreements shall survive the Closing until such covenants and agreements are performed or discharged in full in accordance with their terms. A Party’s right to indemnification or other remedies based upon the representations, warranties, covenants and agreements of the other Parties set forth in this Agreement (including the Disclosure Schedule) and the Ancillary Agreements shall not in any way be affected by any investigation or knowledge of such Party or any waiver by such Party of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations, warranties, covenants and agreements shall not be affected or deemed waived by reason of the fact that a Party knew or should have known that any representation or warranty might be inaccurate or that the other Parties failed to comply with any agreement or covenant. Any investigation by such Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder. The termination of the representations, warranties, covenants and agreements provided in this Agreement (including the Disclosure Schedule) and the Ancillary Agreements shall not affect the rights of a Party in respect of any Claim (including the rights and remedies set forth in Section 10.4), provided that such Claim shall be made in a writing received by the Seller (in the case of a Claim made by a Buyer Party) or received by the Parent (in the case of a Claim made by a Seller Party) prior to the expiration of the applicable survival period provided in this Section 10.3 (whether or not formal legal action shall have been commenced based upon such Claim), in which case the representations, warranties, covenants or agreements that are the subject of such Claim shall survive with respect to such Claim until such Claim is finally resolved.

     10.4 Indemnifications.

           (a) By Seller Parties. The Seller Parties, jointly and severally as between Seller and the Principal Stockholders and severally as between Ampersand LP and Ampersand CF LP, shall indemnify, save and hold harmless the Buyer Parties, and their respective directors, officers, shareholders, owners, agents, Affiliates, Representatives, successors and assigns (each a “Buyer Indemnified Party”), from and against any and all costs, losses, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including interest, penalties, costs of mitigation, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of or resulting from:

                 (i) any breach or inaccuracy of any representation or warranty of Seller contained in or made pursuant to this Agreement (including the Disclosure Schedule) or any of the Ancillary Agreements to which Seller is a party;

                 (ii) any breach or inaccuracy of any representation or warranty of either of the Principal Stockholders contained in Article V of this Agreement;

                 (iii) any breach, non-compliance, violation or non-fulfillment of any covenant or agreement of any of the Seller Parties contained in or made pursuant to this Agreement or any of the Ancillary Agreements to which Seller is a party;

                 (iv) any Excluded Liability or any Excluded Asset, regardless of whether or not the Disclosure Schedule discloses any such Excluded Liability or Excluded Asset;

                 (v) any Liability imposed upon any Buyer Party under any fraudulent transfer, bulk sales or similar laws by reason of such Buyer Party’s status as a transferee of the Business or the Assets; or

                 (vi) any fees, expenses or other payments incurred or owed by any Seller Party to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

           (b) By Buyer Parties. The Buyer Parties, jointly and severally, shall indemnify and save and hold harmless the Seller Parties, and their respective directors, officers, stockholders, owners, agents, Affiliates, Representatives, successors and assigns (each a “Seller Indemnified Party”), from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

                 (i) any breach or inaccuracy of any representation or warranty of either of the Buyer Parties contained in or made pursuant to this Agreement (including the Disclosure Schedule) or any of the Ancillary Agreements to which any Buyer Party is a party;

                 (ii) any breach, non-compliance, violation or non-fulfillment of any covenant or agreement of either of the Buyer Parties contained in or made pursuant to this Agreement or any of the Ancillary Agreements to which any Buyer Party is a party;

                 (iii) any Assumed Liability; or

                 (iv) any fees, expenses or other payments incurred or owed by any Buyer Party to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

     The term “Damages” as used in this Section 10.4 is not limited to matters asserted by third parties against a Seller Indemnified Party or a Buyer Indemnified Party, but includes, subject to Section 10.4(f)(ix), Damages incurred or sustained by a Seller Indemnified Party or a Buyer Indemnified Party in the absence of third-party claims. Payments by a Buyer Indemnified Party of amounts for which such Buyer Indemnified Party is indemnified hereunder, and payments by a Seller Indemnified Party of amounts for which such Seller Indemnified Party is indemnified, shall not be a condition precedent to recovery. The Seller Parties’ obligation to indemnify the Buyer Indemnified Parties, and the Buyer Parties’ obligation to indemnify the Seller Indemnified Parties, shall not limit any other rights, including rights of contribution, which any Party may have under statute or common law.

           (c) Cooperation. The indemnified party shall cooperate in good faith with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom, including making available upon reasonable prior notice and during normal business hours (without substantial disruption of employment) employees retained and remaining in the employ of such indemnified party after the Closing which are necessary or useful in connection therewith; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Parties shall cooperate with each other in any notifications to insurers.

           (d) Defense of Claims. If a claim for Damages (a “Claim”) is to be made by a Person entitled to indemnification hereunder against the indemnifying party, the Person claiming such indemnification shall give written notice (a “Claim Notice”) to the indemnifying party promptly after the Person entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.4. If any lawsuit or enforcement action is filed against any Person entitled to the benefit of indemnity hereunder, written notice thereof shall be given promptly to the indemnifying party (and in any event within thirty (30) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual material prejudice or material damage caused by such failure. After such notice, the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action where such lawsuit or action involves only money damages and does not seek injunctive or other equitable relief, (ii) to employ and engage attorneys of its own choice to handle and defend the same (which attorneys shall be reasonably acceptable to the indemnified party), and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the indemnified party shall have the right to employ separate counsel at the indemnifying party’s expense (if such claim is otherwise indemnifiable hereunder) and to control its own defense of such lawsuit or action to the extent that there are reasonable legal defenses available to such indemnified party or to other indemnified parties that are in actual or potential conflict with those available to the indemnifying party; provided, however, that the indemnifying party shall not be required to pay for more than one such additional counsel for all indemnified parties in connection with any Claim. If the indemnifying party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim at the indemnifying party’s cost and expense and on behalf of and for the account of the indemnifying party (if such claim is otherwise indemnifiable hereunder); provided, however, that such claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. If a claim is otherwise indemnifiable hereunder, the indemnifying party shall be liable for any Damages by reason of any settlement of or judgment with respect to such claim that is effected pursuant to and in accordance with this Section 10.4. If the indemnified party refuses its consent under clause (iii) above of this Section 10.4(d) to a bona fide offer of settlement which the indemnifying party wishes to accept, where the terms and conditions of such settlement (x) include a release in form and substance reasonably satisfactory to the indemnified party from all Liability in respect of such Claim and (y) do not impose any burden, restraint, cost, Liability, duty or other obligation on or otherwise adversely affect or have the potential to adversely affect the indemnified party, the indemnified party may continue to pursue such matter, free of any participation by the indemnifying party, at the sole expense of the indemnified party. In such event, the obligation of the indemnifying party to the indemnified party, if any, shall be equal to the lesser of (A) the amount of the offer of settlement which the indemnified party refused to accept plus the costs and expenses of the indemnified party prior to the date the indemnifying party notified the indemnified party of the offer of settlement, and (B) the actual out-of-pocket amount the indemnified party is obligated to pay as a result of the indemnified party’s continuing to pursue such matter. The indemnifying party shall be entitled to recover from the indemnified party any additional expenses incurred by the indemnifying party as a result of the decision of the indemnified party to pursue such matter.

          (e) Limitations.

                 (i) Subject to Section 10.4(e)(iii), neither the Buyer Parties nor the Seller Parties shall be liable under this Section 10.4 for any Damages until the aggregate amount otherwise due to the indemnified party exceeds an accumulated total of $100,000, in which case the indemnifying party shall, subject to Section 10.4(e)(ii), be liable for all Damages in excess of such amount (but not including those incurred prior to exceeding $100,000); provided, however, that (A) these limitations shall apply only to the extent the indemnified party is entitled to indemnification exclusively under Section 10.4(a)(i) or Section 10.4(b)(i), and (B) these limitations shall not apply with respect to Damages arising out of a breach of any Excepted Provision, for which the indemnifying party shall, subject to Section 10.4(e)(ii), be liable for all Damages.

                 (ii) Subject to Section 10.4(e)(iii), the Seller Parties shall not be liable hereunder to the Buyer Indemnified Parties for Damages to the extent that the amount of Damages paid to the Buyer Indemnified Parties shall exceed $750,000 (the “Seller Indemnity Cap”); provided, however, that the Seller Indemnity Cap shall not apply with respect to the following: (x) Damages arising out of a breach of any representation or warranty of Seller contained in Section 4.5 (Title to Assets) (first sentence only) or 4.20 (Tax Matters), for which the indemnifying party shall be liable for all Damages, provided that the Seller Parties shall not be liable hereunder to the Buyer Indemnified Parties to the extent that the aggregate amount of such Damages shall exceed $5,000,000 (it being acknowledged and agreed that nothing contained in this Section 10.4(e)(ii) shall limit the provisions of clause (z) hereof to the extent that any such Damages relate to any of the matters set forth in Section 10.4(a)(iv)); (y) (1) Damages arising out of a breach of any Excepted Provision (other than any representation or warranty of Seller contained in Section 4.5 (Title to Assets) (first sentence only) or 4.20 (Tax Matters)) or any Excepted Covenant or (2) any indemnification relating to any of the matters set forth in Section 10.4(a)(v) or 10.4(a)(vi), in each case for which the indemnifying party shall be liable for all Damages, provided that the Seller Parties shall not be liable hereunder to the Buyer Indemnified Parties to the extent that the aggregate amount of such Damages shall exceed the Purchase Price; and (z) any indemnification relating to any of the matters set forth in Section 10.4(a)(iv), for which the indemnifying party shall be liable for all Damages. Subject to Section 10.4(e)(iii), the Buyer Parties shall not be liable hereunder to the Seller Indemnified Parties for Damages to the extent that the amount of Damages paid to the Seller Indemnified Parties shall exceed $750,000 (the “Buyer Indemnity Cap”); provided, however, that the Buyer Indemnity Cap shall not apply with respect to the following: (x) (1) Damages arising out of a breach of any Excepted Provision or Excepted Covenant or (2) any indemnification relating to any of the matters set forth in Section 10.4(b)(iv), for which the indemnifying party shall be liable for all Damages, provided that the Buyer Parties shall not be liable hereunder to the Seller Indemnified Parties to the extent that the aggregate amount of such Damages shall exceed the Purchase Price; and (y) any indemnification relating to any of the matters set forth in Section 10.4(b)(iii), for which the indemnifying party shall be liable for all Damages.

                 (iii) Notwithstanding anything to the contrary in this Agreement, nothing set forth in this Agreement (including the limitations on indemnification amount set forth in clauses (i) and (ii) of this Section 10.4(e) and the durational limitations of the survival periods set forth in Section 10.3) shall limit the rights, remedies or claims of any Party (or the Liability of any Party) for fraud or willful or intentional breach.

          (f) Miscellaneous Indemnity Provisions.

                 (i) The indemnifying parties’ indemnification obligations herein are intended solely for the benefit of the indemnified parties, and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

                 (ii) Any payment by an indemnifying party of any Damages hereunder shall be deemed to be an adjustment in the Purchase Price for Tax purposes.

                 (iii) In determining the amount of any Damages payable by an indemnifying party pursuant to Section 10.4, such amount shall be reduced by the amount of any Tax benefit received by the indemnified parties by reason of such Damages, to the extent such Tax benefit relates to the Damages or to the payments made pursuant to such Damages. In the event an indemnifying party has paid for any Damages which are later subject to reduction due to the receipt of a Tax benefit relating to the Damages, the indemnified parties shall promptly pay the amount of such Tax benefit to such indemnifying party.

                 (iv) With respect to any indemnification obligation of the Seller Parties pursuant to any Damages related to the failure to collect accounts receivable of Seller which constituted a breach of Section 4.22 above, Buyer shall deliver and assign to Seller, on the date any such Damages are satisfied by a related payment of Damages to a Buyer Indemnified Party, without any further payment or consideration, such uncollected accounts receivable of Seller to which the Damages relates.

                 (v) For purposes of determining the amount of any Damages payable by an indemnifying party pursuant to Section 10.4, such amount shall be reduced by the amount of any insurance proceeds actually received by the indemnified party in respect of the Damages (net of any deductible amounts or associated incremental premiums that the indemnified party reasonably expects to incur as a result of the claim). In the event the indemnifying party has paid for any Damages which later the indemnified party receives any insurance proceeds with respect thereto, the indemnified party shall promptly pay the amount of such insurance proceeds to the indemnifying party at the time actually received by the indemnified party (net of any deductible amounts or associated incremental premiums that the indemnified party reasonably expects to incur as a result of the claim) up to the amount of the Damages for which the indemnifying party has paid.

                 (vi) Prior to any indemnification by the Seller Parties for any Damages related to the provisions of Section 4.22 above or otherwise in respect of the accounts receivable of Seller, Buyer shall (i) apply all collections for accounts receivable against the accounts receivable of a particular payor existing on the Closing Date on a first-billed, first-paid basis so that such collections are first applied against the earliest-date receivable of the applicable payor; provided, however, that if the payor designated a specific invoice or invoices to be paid or if Buyer otherwise reasonably determines that the payor intended a different application of the payment where the payment amount matches a specific outstanding invoice, then the payment shall be applied to the specific invoice or invoices so designated or intended; and (ii) use commercially reasonable efforts to collect its accounts receivable, including the sending of demand letters and other similar practices.

                 (vii) Nothing herein shall be deemed to prevent an indemnified party from making a Claim hereunder for potential or contingent claims or demands; provided that the Claim Notice sets forth the specific basis for any such contingent claim to the extent then feasible and the indemnified party has reasonable grounds to believe that such a claim may be made.

                 (viii) No Party shall be liable under this Section 10.4 for any Damages relating to any matter to the extent that such matter directly resulted in an adjustment to the Purchase Price pursuant to Section 2.5.

                 (ix) In no event shall any Party be liable for any consequential, special, multiple, exemplary or punitive damages arising under any legal or equitable theory or arising under or in connection with this Agreement, all of which are hereby excluded by agreement of the Parties regardless of whether or not any Party to this Agreement has been advised of the possibility of such damages, except to the extent an indemnified party is required to pay such damages in connection with a third party claim.

     10.5 Indemnification Holdback Amount as Exclusive Source of Payment. The Parties agree and acknowledge that the Indemnification Holdback Amount shall be the Buyer Indemnified Parties’ exclusive method of receiving indemnification from the Seller Parties pursuant to this Agreement, except with respect to any matter referenced in clause (x), (y) or (z) of the proviso of the first sentence of Section 10.4(e)(ii), for which the indemnifying party shall be liable for all Damages (subject to the applicable limitations set forth in the proviso of the first sentence of Section 10.4(e)(ii)), and with respect to which the Indemnification Holdback Amount shall not be the Buyer Indemnified Parties’ exclusive method of receiving indemnification from the Seller Parties pursuant to this Agreement (it being acknowledged and agreed by the Parties that the Buyer Indemnified Parties shall not be entitled to proceed directly against the Seller Parties in respect of any such indemnification obligation unless and until there are no funds remaining in the Indemnity Escrow Account).

     10.6 Release and Payment of Indemnification Holdback Amount. The Escrow Agent shall hold and pay the Indemnification Holdback Amount pursuant to the Escrow Agreement and this Agreement. Subject to Section 10.5, the Indemnification Holdback Amount shall be used (i) to satisfy indemnification Claims by a Buyer Indemnified Party pursuant to any Claim Notice delivered by a Buyer Indemnified Party to any Seller Party on or prior to the Expiration Date that are finally determined by (A) mutual written agreement of Buyer and Seller or (B) a final order of a court of competent jurisdiction (whether or not such final determination occurs on or prior to the Expiration Date), and (ii) in the event the Adjustment Amount is greater than zero and equals or exceeds the Adjustment Holdback Amount, to pay to Buyer an amount equal to the Adjustment Amount less the Adjustment Holdback Amount in accordance with the provisions of Section 2.5 hereof, and shall be disbursed to Seller and/or Buyer in accordance with the procedures set forth in the Escrow Agreement and this Agreement.

           (a) If no Buyer Indemnified Party has delivered a Claim Notice to any Seller Party on or before the Expiration Date or no Claim Notice has been delivered by a Buyer Indemnified Party to any Seller Party that is pending or unresolved as of the Expiration Date, Buyer and Seller shall give joint written instructions to the Escrow Agent, within two (2)

Business Days after the Expiration Date, to pay to Seller all of the funds remaining in the Indemnity Escrow Account, if any, in accordance with the procedures set forth in Escrow Agreement.

           (b) Subject to Section 10.5, from time to time prior to the Expiration Date, within two (2) Business Days after the date on which final resolution of any particular indemnity Claim has occurred, either by mutual written agreement of Buyer and Seller or a final order of a court of competent jurisdiction, Buyer and Seller shall give joint written instructions to the Escrow Agent to pay to Buyer an amount equal to the Damages in respect of such Claim to which the Buyer Indemnified Parties shall have been determined to be entitled, which amount shall be paid by the Escrow Agent, in accordance with the procedures set forth in the Escrow Agreement. If the amount of the Damages in respect of one or more Claims to which the Buyer Indemnified Parties shall have been determined to be entitled exceeds the balance, if any, of the funds contained in the Indemnity Escrow Account, the Buyer Parties shall not be entitled to have recourse directly against the Seller Parties to recover the balance of such Damages, except as provided in Section 10.5. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the Buyer Parties.

           (c) Subject to Section 10.5, if, as of the Expiration Date, a Buyer Indemnified Party has delivered a Claim Notice to any Seller Party that is pending or unresolved, Buyer and Seller shall give joint written instructions to the Escrow Agent on the Expiration Date to (i) retain an amount equal to the lesser of (A) the balance, if any, of the funds and all other amounts then remaining on deposit in the Indemnity Escrow Account and (B) the amounts asserted in writing by Buyer to be claimed to be owing to the Buyer Indemnified Parties under Section 2.5 and/or Section 10.4 of this Agreement, and (ii) pay to Seller an amount in cash equal to the amount, if any, by which the then remaining balance of the funds and all other amounts then remaining on deposit in the Indemnity Escrow Account exceeds the amounts so asserted in writing by Buyer to be claimed to be owing to the Buyer Indemnified Parties under Section 2.5 and/or Section 10.4 of this Agreement. Such amount to be paid to Seller, if any, shall be paid to Seller in accordance with the procedures set forth in the Escrow Agreement.

           (d) Subject to Section 10.5, within two (2) Business Days after the date on which final resolution of any particular indemnity Claim brought prior to and pending or unresolved as of the Expiration Date (which Claim is the subject of a Claim Notice referred to in Section 10.6(c) above) has occurred, either by mutual written agreement of Buyer and Seller or a final order of a court of competent jurisdiction, Buyer and Seller shall give joint written instructions to the Escrow Agent to (i) pay to Buyer an amount equal to the Damages in respect of such Claim to which the Buyer Indemnified Parties shall have been determined to be entitled, and thereafter (ii) pay to the Seller an amount in cash equal to the amount, if any, by which the then remaining balance of the funds and all other amounts then remaining on deposit in the Indemnity Escrow Account exceeds the amounts asserted in writing by Buyer to be claimed to be owing to the Buyer Indemnified Parties under Section 2.5 and/or Section 10.4 of this Agreement that remain unresolved, which amounts shall be paid by the Escrow Agent in accordance with the procedures set forth in the Escrow Agreement. If the amount of the Damages in respect of one or more Claims to which the Buyer Indemnified Parties shall have been determined to be entitled exceeds the balance, if any, of the funds contained in the Indemnity Escrow Account, the Buyer Parties shall not be entitled to have recourse directly against the Seller Parties to recover the balance of such Damages, except as provided in Section 10.5. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the Buyer Parties.

           (e) Subject to Section 10.5, within two (2) Business Days after the date on which final resolution of all indemnity Claims brought prior to and pending or unresolved as of the Expiration Date (which Claims are the subject of one or more Claim Notices referred to in Section 10.6(c) above) has occurred, either by mutual written agreement of Buyer and Seller or a final order of a court of competent jurisdiction, Buyer and Seller shall give joint written instructions to the Escrow Agent to (i) pay to Buyer an amount equal to the Damages in respect of all such Claims to which the Buyer Indemnified Parties shall have been determined to be entitled (to the extent not previously paid), and thereafter (ii) pay to the Seller an amount in cash equal to the then remaining balance of the funds and all other amounts then remaining on deposit in the Indemnity Escrow Account, if any, which amounts shall be paid by the Escrow Agent in accordance with the procedures set forth in the Escrow Agreement. If the amount of the Damages in respect of any one or more Claims to which the Buyer Indemnified Parties shall have been determined to be entitled exceeds the balance, if any, of the funds contained in the Indemnity Escrow Account, the Buyer Parties shall not be entitled to have recourse directly against the Seller Parties to recover the balance of such Damages, except as provided in Section 10.5. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the Buyer Parties.

           (f) If final resolution of any particular indemnity Claim brought by a Seller Indemnified Party against the Buyer Parties has occurred, either by mutual written agreement of Buyer and Seller or a final order of a court of competent jurisdiction, Buyer and/or Parent shall pay or cause to be paid to Seller an amount equal to the Damages in respect of such Claim to which such Seller Indemnified Party is entitled within the time period specified in such mutual written agreement or final court order, as applicable.

     10.7 Taxes. Seller shall be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed on or after the Closing Date) to the extent such Tax Returns include or relate to the use or ownership of the Assets or operation of the Business attributable to any taxable periods or portions thereof ending on or prior to the Closing Date (other than for certain Transfer Taxes as provided in Section 2.6) . Such Tax Returns shall be prepared in accordance with applicable law. Subject to Section 2.6, the Buyer Parties shall be responsible for the preparation and filing of all Tax Returns of the Buyer Parties to the extent such Tax Returns include or relate to the use or ownership of the Assets or operation of the Business attributable to any taxable periods or portions thereof beginning after the Closing Date. Such Tax Returns shall be prepared in accordance with applicable law. With respect to all of the Tax Returns referred to in this Section 10.7, Seller shall be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent such Taxes relate to any taxable periods or portions thereof ending on or prior to the Closing Date, and the Buyer Parties shall be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent such Taxes relate to any taxable periods or portions thereof beginning after the Closing Date.

      10.8 No Solicitation.

           (a) Restricted Conduct. Seller shall not for a period of five (5) years from and after the Closing Date and the Principal Stockholders and their respective Affiliates shall not for a period of two (2) years from and after the Closing Date, directly or indirectly (w) hire or offer employment to or seek to hire any Key Employee or Hired Employee, unless the employment of such employee with a Buyer Party is first terminated or a Buyer Party first gives its written consent to such employment or offer of employment, (x) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other Person to induce, solicit, persuade or encourage, any such Key Employee or Hired Employee, to leave the employ of his or her employer, (y) interfere with the business of any Buyer Party by inducing, soliciting, persuading or encouraging (or by causing any other Person to do so) any Person (including any customer, distributor, agent, representative or supplier named on Schedule 4.26) to cease, diminish or not commence doing business with any Buyer Party or any successor or Affiliate thereof or (z) disparage the Business or any Buyer Party or any successor or Affiliate thereof to any Person. Notwithstanding the foregoing, (i) the Seller Parties and their respective Affiliates shall not be prohibited from hiring any person that is hired in response to any general solicitation seeking employees made on a local, regional or national basis, provided the Seller Parties and their respective Affiliates are otherwise in compliance with this Section 10.8 and Section 7.1 and (ii) the obligations in this Section 10.8(a) shall not apply to any Person that constitutes part of a Principal Stockholder’s investment portfolio, except to the extent a Seller Party has directly caused such Person to take any action that would otherwise be a breach of this Section 10.8(a) .

           (b) Enforceability. The terms of this Section 10.8 are a material inducement to the Buyer Parties to enter into this Agreement and the Ancillary Agreements to which they are a party and to consummate the transactions contemplated hereunder and thereunder. The Parties acknowledge and agree that any violation of this Section 10.8 may result in irreparable injury to the Buyer Parties and agree that the Buyer Parties shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, which rights shall be cumulative and in addition to any other rights or remedies to which the Buyer Parties may be entitled. The Parties acknowledge and agree that the restrictive covenants contained herein are reasonable under the circumstances and further agree that the covenants contained in this Section 10.8 should be interpreted in such a manner as to be effective and valid under applicable law. In the event any portion of this Section 10.8 shall be held to be illegal or unenforceable, the remainder of this Section 10.8 shall remain in full force and effect. If any of the restrictions contained in this Section 10.8 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with applicable law.

     10.9 Change of Name. Within two (2) Business Days after the Closing Date, Seller shall file an amendment to Seller’s Restated Certificate of Incorporation, as amended, and shall amend all other future corporate documents to eliminate therefrom the word “Assay Designs”, “Stressgen” and any other name or mark that has such a near resemblance thereto as may be likely to cause confusion or mistake to the public, or to otherwise deceive the public, and from and after the Closing Date, the Seller Parties and all of their respective Affiliates shall cease all use of such names and all other Proprietary Rights relating to or used in the Business and any derivative or combination thereof.

     10.10 Further Assurances. From time to time after the Closing Date, the Parties shall, without further consideration, execute, deliver and acknowledge, or cause to be executed, delivered or acknowledged, all such further documents and other instruments of transfer and conveyance and shall, without further consideration, perform, or cause to be performed, all such other acts as any other Party may reasonably request to more effectively transfer the Assets and to otherwise carry out the provisions of and to consummate transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE XI.
MISCELLANEOUS

     11.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; except that any Buyer Party may, without such consent, assign all such rights to any lender as collateral security or may assign all such rights and obligations to a wholly owned Subsidiary (or a partnership controlled by a Buyer Party) or Subsidiaries of a Buyer Party or a party controlling a Buyer Party or to a successor in interest to such Buyer Party which shall assume all obligations and Liabilities of such Buyer Party under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns and, except as specifically provided in Section 10.4 (solely with respect to parties indemnified), no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

     11.2 Notices. All notices, requests, demands, Claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to a Seller Party, addressed to:

c/o Ampersand Ventures
55 William Street, Suite 240
Wellesley, Massachusetts 02481
Fax: (781) 239-0824
Attention: General Counsel

With copies (which shall not constitute notice pursuant to this Section 11.2) to:

Edwards, Angell, Palmer & Dodge LLP
111 Huntington Avenue
Boston, Massachusetts 02199
Fax: (601) 227-4420
Attention: James T. Barrett, Esq.

If to a Buyer Party, addressed to:

c/o Enzo Life Sciences, Inc.
527 Madison Avenue
New York, New York 10022
Fax: (212) 583-0150
Attention: Carl W. Balezentis, Ph.D.

With copies (which shall not constitute notice pursuant to this Section 11.2) to:

Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, New York 10166
Fax: (212) 801-6400
Attention: Robert H. Cohen, Esq.
Anthony J. Marsico, Esq.

or to such other place and with such other copies as either Party may designate as to itself by written notice to the others.

     11.3 Choice of Law. This Agreement and any dispute arising out of, relating to or in connection with this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements and instruments made and to be performed entirely within in such State, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

     11.4 Entire Agreement; Amendments and Waivers. This Agreement (including the Disclosure Schedule) and the Ancillary Agreements constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The Exhibits, certificates and instruments executed and delivered by any Party pursuant hereto and the Disclosure Schedule are incorporated herein by reference in their entirety and made a part hereof.

     11.5 Multiple Counterparts; Facsimile or Electronic Signatures . This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed by the exchange of facsimile or electronically transmitted signatures to identical counterparts with the same effect as if executed on the same instrument.

     11.6 Expenses. Except as otherwise specified in this Agreement, each Party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and the Ancillary Agreements and to any action taken by such Party in preparation for carrying this Agreement and the Ancillary Agreements into effect.

     11.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument, agreement or document referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect validity, legality and enforceability of any other provision of this Agreement or any other such instrument, agreement or document, or the validity, legality and enforceability of the offending provision in any other jurisdiction.

     11.8 Titles; Gender. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

     11.9 Public Statements and Press Releases. The Parties hereto covenant and agree that, except as provided for in this Section 11.9, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of the other Parties as to the content thereof; provided, however, that in the case of announcements, statements, acknowledgments or revelations which a Party is required, by applicable law or the Regulations of the SEC or any relevant stock exchange or market or by order or decree of a court or regulatory body having jurisdiction over such Party or in connection with such Party’s or its agents’ or Affiliates’ enforcement of any rights it may have at law or equity, to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the Party required to do so shall not constitute a breach of this Agreement if such Party shall have given, to the extent reasonably possible, not less than 24 hours prior notice to the other Parties, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other Parties. Each Party hereto agrees that it will not unreasonably withhold, delay or condition any such consent or clearance.

     11.10 Confidential Information

           (a) No Disclosure. The Parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and Affiliates, or as required by applicable Regulations of the SEC or any relevant stock exchange or market or by order or decree of a court or regulatory body having jurisdiction over such Party or in connection with such Party’s or its agent’s or Affiliate’s enforcement of any rights it may have at law or equity, until such time as the Parties make a public announcement regarding the transaction as provided in Section 11.9.

           (b) Preservation of Confidentiality. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, each of the Buyer Parties and the Seller Parties (a

“receiving party”) acknowledges that it will have access to confidential information relating to the Seller Parties or the Buyer Parties, respectively (a “disclosing party”), and the Business, including technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the disclosing party or its Representatives which contain or otherwise reflect or are generated from such information (“Confidential Information”). The term “Confidential Information” does not include information received by a receiving party in connection with the transactions contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by a receiving party or its Representatives, (ii) was within a receiving party’s possession prior to its being furnished to such receiving party by or on behalf of the disclosing party in connection with the transactions contemplated hereby, provided that the source of such information was not known by such receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other Person with respect to such information or (iii) becomes available to such receiving party on a non-confidential basis from a source other than a disclosing party or any of its respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other Person with respect to such information.

           (c) Each receiving party shall treat all Confidential Information of the disclosing party, and from and after the Closing the Seller Parties shall treat all Confidential Information relating to the Business (other than Confidential Information relating solely to the Excluded Assets), as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to its Representatives, attorneys and Affiliates who need to know such Confidential Information in connection with the transactions contemplated hereby; provided, however, that from and after the Closing, the Buyer Parties shall have no confidentiality obligations hereunder with respect to the Confidential Information relating to the Business (other than Confidential Information related solely to the Excluded Assets). Each receiving party shall use all reasonable efforts to cause its Representatives to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information. Each receiving party shall be responsible for any breach of this Agreement by any of its Representatives. If, however, Confidential Information is disclosed, the receiving party shall immediately notify the disclosing party in writing and take all reasonable steps required to prevent further disclosure.

           (d) If a receiving party or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, such receiving party shall provide the disclosing party with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, the receiving party or any of its Representatives is nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then the receiving party may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that the receiving party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

     11.11 Remedies. Each Party acknowledges and agrees that remedies at law, including monetary damages, may be inadequate in the event of a breach by such Party in the performance of its obligations under this Agreement and the Ancillary Agreements to which it is a party. Accordingly, each Party acknowledges that, in addition to all other remedies to which a Party may be entitled under Section 10.4 hereof, the non-breaching Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and the Ancillary Agreements and to enforce the terms of this Agreement and the Ancillary Agreements by a decree of specific performance pursuant to which the breaching Party is ordered to affirmatively carry out its obligations under this Agreement and the Ancillary Agreements to which it is a party, without proof of actual damages and without any requirement for the securing or posting of any bond. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any Party, and each Party expressly reserves any and all rights and remedies available to it under this Agreement (including those contained in Section 10.4 hereof), which rights and remedies shall be cumulative and the exercise or enforcement of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise or enforcement of any other rights or remedies available to it. Except as provided in this Section 11.11 (and except for remedies that cannot be waived as a matter of law), the indemnification provisions and procedures contained in Section 10.4 shall constitute the sole and exclusive remedy of the Parties hereto with respect to any Damages resulting from, arising out of or in connection with this Agreement and the Ancillary Agreements (excluding the Interim Employment Agreements, the Employment Agreements and the Consultancy Agreement), or any attachment, Exhibit, the Disclosure Schedule, certificate, document or instrument delivered by any Party hereto or thereto, in each case other than with respect to fraud or willful or intentional breach.

11.12 Consent to Jurisdiction; Venue; Service of Process.

           (a) Each Party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware or any United States District Court in the State of Delaware for the purpose of any Action among the Parties arising in whole or in part under or in connection with this Agreement and the Ancillary Agreements, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement, the Ancillary Agreements or the subject matter hereof and thereof may not be enforced in or by such court, and (iii) hereby agrees to commence any such Action only before one of the above-named courts. Notwithstanding the immediately preceding sentence, a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-

named courts. This Section 11.12(a) shall not apply to any dispute under Section 2.5(b) that is required to be decided by the Accounting Firm.

           (b) Each Party hereby agrees that service of any process, summons, notice or document by U.S. registered mail, return receipt requested, at its address specified pursuant to Section 11.2 shall constitute good and valid service of process in any Action among the Parties arising in whole or in part under or in connection with this Agreement or any Ancillary Agreement, and each Party hereby waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with this Section 11.12(b) does not constitute good and valid service of process.

     11.13 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY. ANY PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

     11.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement and the Ancillary Agreements. Any contract or statute defined or referred to herein or in any contract that is referred to herein means such contract or statute as from time to time amended, modified or supplemented, including (in the case of contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. References to a Person are also to its permitted successors and assigns. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is used in the inclusive sense of “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Unless the context otherwise requires, all references to a specific time shall refer to New

York, New York time. All dollar amounts are expressed in United States dollars, and, unless otherwise expressly provided, all amounts payable hereunder shall be paid in United States dollars.

     11.15 Disclosure Schedule. The inclusion of any item in any section of the Disclosure Schedule shall not constitute an admission that a violation, right of termination, Default, Liability or other obligation of any kind exists with respect to such item, but rather is intended only to respond to certain representations and warranties in this Agreement and to set forth other information required by this Agreement. Also, the inclusion of any matter in the Disclosure Schedule does not constitute an admission as to its materiality as it relates to any provision of this Agreement. Information disclosed in or for one section of the Disclosure Schedule shall be deemed disclosed in all other sections of the Disclosure Schedule to the extent applicable only if it is reasonably clear from the text of the disclosure in the section of the Disclosure Schedule where such information appears that such information is relevant to such other section of the Disclosure Schedule, provided that disclosure of any information in any section of the Disclosure Schedule other than on Schedule 4.5 shall not be deemed disclosed for the purposes of Section 4.5 of this Agreement, and the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. Except as expressly set forth in the Disclosure Schedule, the definitions contained in this Agreement are incorporated into the Disclosure Schedule.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their respective behalf, by themselves or their respective officers thereunto duly authorized, all as of the day and year first above written.

ENZO LIFE SCIENCES, INC.

By: /s/ Carl W. Balezentis
Name: Carl W. Balezentis
Title: President

ENZO LIFE SCIENCES ACQUISITION, INC.

By: /s/ Andrew R. Crescenzo
Name: Andrew R. Crescenzo
Title: Vice President & Treasurer

ASSAY DESIGNS, INC.

By: /s/ Dan Calvo
Name: Dan Calvo
Title: President

AMPERSAND 2001 LIMITED PARTNERSHIP

By: AMP-01 Management Company Limited
Liability Company, its General Partner

By: /s/ Herbert H. Hooper
Name: Herbert H. Hooper
Title: Principal Managing Member

AMPERSAND 2001 COMPANION FUND
LIMITED PARTNERSHIP

By: AMP-01 Management Company Limited
Liability Company, its General Partner

By: /s/ Herbert H. Hooper
Name: Herbert H. Hooper
Title: Principal Managing Member